MORTGAGE
_________________________________

AH HOTEL PARTNERS, LP, as mortgagor
(Borrower)

to

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as mortgagee
(Lender)

Dated and Effective: As of April 3, 2006

                              Location:  2300 Featherstone, Auburn Hills, Michigan

                                                                                                                                    County:  Oakland

        Tax Parcel No.: 14-26-126-003

                                      Loan Number: 70-6-106-306

PREPARED BY AND UPON
RECORDATION RETURN TO:

Stephen A. Cowan
DLA Piper Rudnick Gray Cary US LLP
153 Townsend Street, Suite 800
San Francisco, CA 94107

Section 8.07	Recourse Obligation and Survival	25
ARTICLE IX	- ADDITIONAL PROVISIONS
Section 9.01	Usury Savings Clause	25
Section 9.02	Notices	25
Section 9.03	Sole Discretion of Lender	27
Section 9.04	Applicable Law and Submission to Jurisdiction	27
Section 9.05	Construction of Provisions	27
Section 9.06	Transfer of Loan	27
Section 9.07	Miscellaneous	28
Section 9.08	Entire Agreement	28
Section 9.09	WAIVER OF TRIAL BY JURY	29
Section 9.10	Partial Release	29
Section 9.11	Property Substitutions	29
ARTICLE X	- LOCAL LAW PROVISIONS
ARTICLE XI	- OPERATING LEASE PROVISIONS
EXHIBIT A
EXHIBIT B
EXHIBIT C
EXHIBIT D

DEFINITIONS

The terms set forth below are defined in the following sections of this Deed of Trust and Security Agreement:

Action	Section 9.04
Additional Funds	Section 3.07 (c)
Affecting the Property	Section 3.12 (a)
Affiliate Loan	Section 5.01
Affiliate Loan Lender	Section 5.01
All	Section 9.05 (m)
Any	Section 9.05 (m)
Assessments	Section 3.03 (a)
Assignment	Recitals, Section 2 (B)
Awards	Section 3.08 (b)
Bankruptcy Code	Recitals, Section 2 (A) (ix)
Borrower	Preamble
Costs	Section 4.01
Damage	Section 3.07 (a)
Default Rate	Section 1.01 (a)
Deposits	Section 3.10
Documents	Section 1.02
Environmental Indemnity	Section 8.05
Environmental Law	Section 3.12 (a)
Environmental Liens	Section 3.12 (b)
Environmental Report	Section 3.12 (a)
ERISA	Section 3.11
Event of Default	Section 6.01
Flood Acts	Section 2.04 (a)
Foreign Person	Section 2.05
Full Replacement Cost	Section 3.06 (a)
Grace Period	Section 6.01(b)
Hazardous Materials	Section 3.12 (a)
Impositions	Section 3.10
Improvements	Recitals, Section 2 (A) (ii)
Include, Including	Section 9.05 (f)
Indemnified Parties	Section 8.02
Indemnify	Section 8.02
Instrument	Preamble
Insurance Premiums	Section 3.10
Investors	Section 9.06
Land	Recitals, Section 2 (A) (i)
Laws	Section 3.05(c)
Lease	Section 9.05 (k)
Leases	Recitals, Section 2 (A) (ix)
Lender	Preamble
Lessee	Section 9.05 (k)
Lessor	Section 9.05 (k)
Liens	Section 3.09
Loan	Recitals, Section 1
Losses	Section 8.02
Major Tenants	Section3.21
Microbial Matter	Section 3.12 (a)
Net Proceeds	Section 3.07 (d)
Note	Recitals, Section 1
Notice	Section 9.02
Obligations	Section 1.01
On Demand	Section 9.05 (n)

Operating Lessee	Recitals, Section 2 (A) (vi)
Operating Lease	Recitals, Section 2 (A) (ix)
Organization State	Section 2.01
Owned	Section 9.05 (l)
Permitted Encumbrances	Section 2.01
Person	Section 9.05 (i)
Personal Property	Section 6.02 (j)
Prepayment Premium	Section 1.01(a)
Property	Recitals, Section 4 (A)
Property State	Section 2.01
Provisions	Section 9.05 (j)
Rating Agency	Section 9.06
Release	Section 3.12 (a)
Rent Loss Proceeds	Section 3.07 (c)
Rents	Recitals, Section 2 (A) (x)
Restoration	Section 3.07 (a)
Securities	Section 9.06
Security Agreement	Section 7.01
Taking	Section 3.08 (a)
Tenant	Recitals, Section 2 (A) (vi)
Tenants	Section 9.05 (k)
Transaction Taxes	Section 3.03 (c)
UCC	Section 2.02
Upon Demand	Section 9.05 (n)
Violation	Section 3.11

MORTGAGE

THIS MORTGAGE, which also constitutes a Security Agreement (this “Instrument”) is dated and effective as of the 3rd day of April, 2006, by AH HOTEL PARTNERS, LP, a Delaware limited partnership, having its principal office and place of business at c/o CNL Hospitality Corp., 420 South Orange Avenue, Suite 700, Orlando, Florida 32801-3313, as mortgagor (“Borrower”), to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, having an office at c/o Prudential Asset Resources, 2200 Ross Avenue, Suite 4900-E, Dallas, Texas 75201, as mortgagee (“Lender”).

RECITALS:

1. Borrower, by the terms of its Promissory Note (“Note”) executed on the same date as this Instrument and in connection with the loan (“Loan”) from Lender to Borrower and other entities affiliated with Borrower, is indebted to Lender in the principal sum of up to ONE HUNDRED TWENTY MILLION AND NO/100 U.S. DOLLARS ($120,000,000.00). The Maturity Date of the Loan set forth in the Note is April 5, 2011.

2. Borrower desires to secure the payment of and the performance of all of its obligations under the Note and certain additional Obligations (as defined in Section 1.01 hereof).

IN CONSIDERATION of the principal sum of the Note, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower irrevocably:

A. Grants, bargains, sells, assigns, transfers, pledges, mortgages, warrants, and conveys to Lender, and grants Lender a security interest in, the following property, rights, interests and estates owned by Borrower (collectively, the “Property”):

(i) The real property in Oakland County, State of Michigan, and described in Exhibit “A” attached hereto and incorporated herein by this reference (the “Land”);

(ii) All buildings, structures and improvements (including fixtures) now or later located in or on the Land (“Improvements”);

(iii) All easements, estates, and interests including hereditaments, servitudes, appurtenances, tenements, mineral and oil/gas rights, water rights, (riparian, appropriative or otherwise and whether or not appurtenant), water, water courses, water stock, air rights, development power or rights, options, reversion and remainder rights, and any other rights owned by Borrower and relating to or usable in connection with or access to the Property (including, without limitation, all party rights);

(iv) All right, title, and interest owned by Borrower in and to all land lying within the rights-of-way, roads, or streets, open or proposed, adjoining the Land to the center line thereof, and all sidewalks, alleys, and strips and gores of land adjacent to or used in connection with the Property;

(v)
All right, title, and interest of Borrower in, to, and under all plans, specifications, surveys, studies, reports, permits, licenses, agreements, contracts, instruments, books of account, insurance policies, and any other documents relating to the use, construction, occupancy, leasing, activity, or operation of the Property

(vi) All fixtures and personal property described in Exhibit B owned by Borrower and replacements thereof; but excluding all personal property owned by any tenant (a “Tenant”), including AH Tenant Corporation (“Operating Lessee”), of the Property;

(vii) All of Borrower’s right, title and interest in the proceeds (including conversion to cash or liquidation claims) of (A) insurance relating to the Property and (B) all awards made for the taking by eminent domain (or by any proceeding or purchase in lieu thereof) of the Property, including awards resulting from a change of any streets (whether as to grade, access, or otherwise) and for severance damages;

(viii) All tax refunds, including interest thereon, tax rebates, tax credits, and tax abatements, and the right to receive the same, which may be payable to Borrower or available to Borrower with respect to the Property;

(ix) All of Borrower’s right, title and interest in and to all leasehold estates, ground leases, leases, (including, without limitation, that certain Amended and Restated Lease Agreement dated as of April 3, 2006 respecting the Property entered into with the Operating Lessee, as Tenant (the “Operating Lease”) subleases, licenses, or other agreements, including, without limitation, all reservations, security interests, contractual liens and security deposits, affecting the use, enjoyment or occupancy of the Property now or later existing (including any use or occupancy arrangements created pursuant to Title 7 or 11 of the United States Code, as amended from time to time, or any similar federal or state laws now or later enacted for the relief of debtors (the “Bankruptcy Code”) and all extensions and amendments thereto (collectively, the “Leases”), including all guaranties thereof; and

(x) All of Borrower’s right, title and interest in and to all rents, issues, profits, royalties, receivables, use and occupancy charges (including, without limitation, all oil, gas or other mineral royalties and bonuses), room rents, revenues, accounts and receivables derived from the use or occupancy of all or any portion of the Improvements, all revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms, conference rooms, meeting rooms, or other space, halls, stores, and offices, and fees and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, parking fees and revenues, health club membership fees, food and beverage wholesale and retail sales (including mini-bar revenues), service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance and other sums payable by the tenants, whether evidenced by the Leases or other instruments), income and other benefits now or later derived from any portion or use of the Property (including any payments received with respect to any Tenant, any reservation party, or the Property pursuant to the Bankruptcy Code) and all cash, security deposits, advance rentals, or similar payments relating thereto (collectively, the “Rents”) and all proceeds from the cancellation, termination, surrender, sale or other disposition of any reservation and the Leases, and the right to receive and apply the Rents and all such other amounts to the payment of the Obligations.

B. Absolutely and unconditionally assigns, sets over, and transfers to Lender all of Borrower’s right, title, interest and estates in and to the Leases and the Rents, subject to the terms and license granted to the Borrower under that certain Assignment of Leases and Rents made by Borrower to Lender dated the same date as this Instrument (the “Assignment”), which document shall govern and control the provisions of this assignment.

C. Absolutely and unconditionally assign, sets over, and transfers to Lender all of Borrower’s right, title, interest and estates in and to all agreements, leases, franchises and contracts pertaining to the operation of the Property subject to the terms and license granted to Borrower under that certain Assignment of Agreements made by Borrower to Lender dated the same date as this Instrument (the “Assignment of Agreements”), which document shall govern and control the provisions of this assignment.

TO HAVE AND TO HOLD the Property unto the Lender and its successors and assigns forever, subject only to the provisions of this Instrument.

PROVIDED, HOWEVER, if and when Borrower shall fully pay and perform the Obligations as provided for in the Documents (defined below) and shall comply with and fully discharge all the provisions in the Documents, these presents and the estates hereby granted (except for the obligations of Borrower set forth in Sections 3.11 and 3.12 and Article VIII hereof) shall cease and terminate.

IN FURTHERANCE of the foregoing, Borrower warrants, represents, covenants and agrees as follows:

ARTICLE I  - OBLIGATIONS

Section 1.01   Obligations. This Instrument is executed, acknowledged, and delivered by Borrower to secure and enforce the following obligations (collectively, the “Obligations”):

(a)  Payment of all obligations, indebtedness and liabilities under the Documents including, without limitation, (i) the Prepayment Premium (as defined in the Note), (ii) interest at both the rate specified in the Note and at the Default Rate (as defined in the Note), if applicable and to the extent not prohibited by Laws (defined below), and (iii) renewals, extensions, and amendments of the Documents;

(b)  Performance of every obligation, covenant, and agreement under the Documents (except any obligation, covenant, and agreement of Lender or Manager) including renewals, extensions, and amendments of the Documents; and

(c)  Payment of all sums advanced (including costs and expenses) by Lender pursuant to the Documents including renewals, extensions, and amendments of the Documents.

Section 1.02   Documents. The “Documents” shall mean each and all of the documents and agreements listed on Exhibit D attached hereto and by this reference a part hereof, and every other written agreement executed in connection with the Loan (but excluding the Loan application and Loan commitment) and by the party against whom enforcement is sought, including those given to evidence or further secure the payment and performance of any of the Obligations, and any written renewals, extensions, and amendments of the foregoing, executed by the party against whom enforcement is sought. All of the provisions of the Documents are incorporated into this Instrument as if fully set forth in this Instrument. All capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to such terms in the Note.

ARTICLE II  - REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender as follows:

Section 2.01   Title, Legal Status and Authority. Borrower (i) is seised of the Land and Improvements, and good and marketable fee title, to the Property, free and clear of all liens, charges, encumbrances, and security interests, except the matters listed in Exhibit C attached hereto (“Permitted Encumbrances”); (ii) will forever warrant and defend its title to the Property and the validity, enforceability, and priority of the lien and security interest created by

Section 2.02   this Instrument against the claims of all persons; (iii) is a limited partnership duly organized, validly existing, and in good standing and qualified to transact business under the laws of its state of organization or incorporation (“Organization State”) and the state where the Property is located (“Property State”); and (iv) has all necessary approvals, governmental and otherwise, and full power and authority to own its properties (including the Property) and carry on its business.

Section 2.03   Validity of Documents. The execution, delivery and performance of the Documents and the borrowing evidenced by the Note (i) are within the power of Borrower; (ii) have been authorized by all requisite action; (iii) have received all necessary approvals and consents; (iv) will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under (1) any law, order or judgment of any court, governmental authority, or the governing instrument of Borrower or (2) any indenture, agreement, or other instrument to which Borrower is a party or by which it or any of its property is bound or affected; (v) will not result in the creation or imposition of any lien, charge, or encumbrance upon any of its properties or assets except for those in this Instrument; and (vi) will not require any authorization or license from, or any filing with, any governmental or other body (except for the recordation of this Instrument, the Assignment and Uniform Commercial Code (“UCC”) filings). The Documents constitute legal, valid, and binding obligations of Borrower.

Section 2.04   Litigation. There is no action, suit, or proceeding, judicial, administrative, or otherwise (including any condemnation or similar proceeding), pending or, to the knowledge of Borrower, threatened or contemplated against, or affecting, Borrower or the Property which would have a material adverse effect on either the Property or Borrower’s ability to perform its obligations.

Section 2.05   Status of Property.

(a)  The Land and Improvements are not located in an area identified by the Secretary of Housing and Urban Development, or any successor, as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as each have been or may be amended, or any successor law (collectively, the “Flood Acts”) or, if located within any such area, Borrower has and will maintain the insurance prescribed in Section 3.06 below.

(b)  Borrower has all necessary (i) certificates, licenses, and other approvals, governmental and otherwise, for the operation of the Property and the conduct of its business and (ii) zoning, building code, land use, environmental and other similar permits or approvals, all of which are currently in full force and effect and not subject to revocation, suspension, forfeiture, or modification. The Property and its use and occupancy is in full compliance with all Laws and Borrower has received no notice of any violation or potential violation of the Laws which has not been remedied or satisfied.

(c)  The Property is served by all utilities (including water and sewer) required for its use.

(d)  All public roads and streets necessary to serve the Property for its use have been completed, are serviceable, are legally open, and have been either dedicated to and accepted by the appropriate governmental entities or granted by a recorded easement or right of way.

(e)  The Property is free from damage caused by fire or other casualty.

(f)  All costs and expenses for labor, materials, supplies, and equipment used in the construction of the Improvements have been paid in full.

(g)  Borrower or Operating Lessee owns and has paid in full for, or leases pursuant to the Capital Leases, all furnishings, fixtures, and equipment (other than Tenants’ property (which term “Tenant” shall not include Operating Lessee for purposes of this section)) used in connection with the operation of the Property, free of all security interests, liens, or encumbrances except the Permitted Encumbrances, the Capital Leases, and those created by this Instrument.

(h)  The Property is assessed for real estate tax purposes as one or more wholly independent tax lot(s), separate from any adjoining land or improvements and no other land or improvements is assessed and taxed together with the Property.

Section 2.06   Tax Status of Borrower. Borrower is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Section 2.07   Bankruptcy and Equivalent Value. No bankruptcy, reorganization, insolvency, liquidation, or other proceeding for the relief of debtors has been instituted by or against Borrower, or any general partner of Borrower. Borrower has received reasonably equivalent value for granting this Instrument.

Section 2.08   Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading. There has been no adverse change in any condition, fact, circumstance, or event that would make any such information materially inaccurate, incomplete or otherwise misleading.

Section 2.09   Illegal Activity. No portion of the Property has been or will be purchased, improved, fixtured, equipped or furnished with proceeds of any illegal activity and, to the best of Borrower’s knowledge, there are no illegal activities at or on the Property.

Section 2.10   Executive Order 13224. Borrower and all persons or entities holding any legal or beneficial interest whatsoever in Borrower, including, without limitation any guarantor, are not included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended. It shall constitute an Event of Default hereunder if the foregoing representation and warranty shall ever become false.

ARTICLE III  - COVENANTS AND AGREEMENTS

Borrower covenants and agrees with Lender as follows:

Section 3.01   Payment of Obligations. Borrower shall timely pay and cause to be performed the Obligations.

Section 3.02   Continuation of Existence. Borrower shall not (a) dissolve, terminate, or otherwise dispose of, directly, indirectly or by operation of law, all or substantially all of its assets; (b) reorganize or change its legal structure without Lender’s prior written consent; (c) change its name, address, or the name under which Borrower conducts its business without promptly notifying Lender; or (d) do anything to cause the representations in Section 2.02 to become untrue.

Section 3.03   Taxes and Other Charges

(a)  Payment of Assessments. Borrower shall pay when due (but in all events at least one business day prior to the date any fine, penalty, interest or charge for nonpayment may be imposed, referred to herein as the “Tax Payment Date”) all taxes, liens, assessments, utility charges (public or private and including sewer fees), ground rents, maintenance charges, dues, fines, impositions, and public and other charges of any character (including penalties and interest) assessed against, or which are liens or could become a lien against, the Property (“Assessments”). Unless Borrower is making deposits per Section 3.10, Borrower shall provide Lender with receiptsevidencing such payments (except for income taxes, franchise taxes, ground rents, maintenance charges, and utility charges) within thirty (30) days after the Tax Payment Date.

(b)  Right to Contest. So long as no Event of Default (defined below) is continuing, Borrower may, prior to delinquency and at its sole expense, contest any Assessment, but this shall not change or extend Borrower’s obligation to pay the Assessment as required above unless (i) Borrower gives Lender prior written notice of its intent to contest an Assessment; (ii) Borrower demonstrates to Lender’s reasonable satisfaction that (1) the Property will not be sold to satisfy the Assessment prior to the final determination of the legal proceedings, (2) it has taken such actions as are required or permitted to accomplish a stay of any such sale, or (3) it has furnished a bond or surety (satisfactory to Lender in form and amount) sufficient to prevent a sale of the Property; (iii) at Lender’s option, Borrower has deposited the full amount necessary to pay any unpaid portion of the Assessments with Lender; and (iv) such proceeding shall be permitted under any other instrument to which Borrower or the Property is subject (whether superior or inferior to this Instrument); provided, however, that the foregoing shall not apply to the contesting of any income taxes, franchise taxes, ground rents, maintenance charges, and utility charges.

(c)  Documentary Stamps and Other Charges. Borrower shall pay all taxes, assessments, charges, expenses, costs and fees (including registration and recording fees and revenue, transfer, stamp, intangible, and any similar taxes)(collectively, the “Transaction Taxes”) required in connection with the making and/or recording of any of the Documents. If Borrower fails to pay the Transaction Taxes after demand, Lender may (but is not obligated to) pay these and Borrower shall reimburse Lender on demand for any amount so paid with interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws. Notwithstanding anything to the contrary in this Mortgage or any of the other Documents, this Section 3.03(c) shall survive repayment of the Note and satisfaction of this Mortgage.

(d)  Changes in Laws Regarding Taxation. If any law (i) deducts from the value of real property for the purpose of taxation any lien or encumbrance thereon, (ii) taxes mortgages or debts secured by mortgages for federal, state or local purposes or changes the manner of the collection of any such existing taxes, and/or (iii) imposes a tax, either directly or indirectly, on any of the Documents or the Obligations, Borrower shall, if permitted by law, pay such tax within the statutory period or within twenty (20) days after demand by Lender, whichever is less; provided, however, that if, in the reasonable opinion of Lender, Borrower is not permitted by law to pay such taxes, Lender shall have the option to declare the Obligations immediately due and payable (without any Prepayment Premium) upon sixty (60) days’ notice to Borrower.

(e)  No Credits on Account of the Obligations. Borrower will not claim or be entitled to any credit(s) on account of the Obligations for any part of the Assessments and no deduction shall be made or claimed from the taxable value of the Property for real estate tax purposes by reason of the Documents or the Obligations. If such claim, credit or deduction is required by law, Lender shall have the option to declare the Obligations immediately due and payable (without any Prepayment Premium) upon sixty (60) days’ notice to Borrower.

Section 3.04   Defense of Title, Litigation, and Rights under Documents. Borrower shall forever warrant, defend and preserve Borrower’s title to the Property, the validity, enforceability and priority of this Instrument and the lien or security interest created thereby, and any rights of Lender under the Documents against the claims of all persons, and shall promptly notify Lender of any such claims. Lender (whether or not named as a party to such proceedings) is authorized and empowered (but shall not be obligated) to take such additional steps as it may reasonably deem necessary or proper for the defense of any such proceeding or the protection of the lien, security interest, validity, enforceability, or priority of this Instrument, title to the Property, or any rights of Lender under the Documents, including the employment of counsel, the prosecution and/or defense of litigation, the compromise, release, or discharge of such adverse claims, the purchase of any tax title, the removal of any such liens and security interests, and any other actions Lender deems necessary to protect its interests. Borrower authorizes Lender to take any actions required to be taken by Borrower, or permitted to be taken by Lender, in the Documents in the name and on behalf of Borrower. Borrower shall reimburse Lender on demand for all expenses (including attorneys’ fees) incurred by it in connection with the foregoing and Lender’s exercise of its rights under the Documents. All such expenses of Lender, until reimbursed by Borrower, shall be part of the Obligations, bear interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws, and shall be secured by this Instrument.

Section 3.05   Compliance with Laws and Operation and Maintenance of Property.

(a)  Repair and Maintenance. Borrower will operate and maintain the Property in good order, repair, and operating condition. Borrower will promptly make all necessary repairs, replacements, additions, and improvements necessary to ensure that the Property shall not in any way be materially diminished or impaired. Borrower will not cause or allow any of the Property to be misused, wasted, or to deteriorate and Borrower will not abandon the Property. No new building, structure, or other improvement shall be constructed on the Land nor shall any material part of the Improvements be removed, demolished, or structurally or materially altered, without Lender’s prior written consent.

(b)  Replacement of Property. Borrower will keep the Property fully equipped and will replace all worn out or obsolete Property (including fixtures) with replacement Property that is new and/or of better quality than the replaced Property . Borrower will not, without Lender’s prior written consent, remove any Property covered by this Instrument unless the same is replaced by Borrower with Property that is new and/or of better quality than the replaced Property and the replacement Property (i) is owned by Borrower free and clear of any lien or security interest (other than the Permitted Encumbrances and those created by this Instrument) or (ii) is leased by Borrower (A) with Lender’s prior written consent or (B) if the replaced Property was leased at the time of execution of this Instrument.

(c)  Compliance with Laws. Borrower shall comply with and shall cause the Property to be maintained, used, and operated in full compliance with all (i) present and future laws, Environmental Laws (defined below), ordinances, regulations, rules, orders and requirements (including zoning and building codes) of any governmental or quasi-governmental authority or agency applicable to Borrower or the Property (collectively, the “Laws”); (ii) orders, rules, and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization, or other body exercising similar functions; (iii) duties or obligations of any kind imposed under any Permitted Encumbrance or by law, covenant, condition, agreement, or easement, public or private; and (iv) policies of insurance at any time in force with respect to the Property. If proceedings are initiated or Borrower receives notice that Borrower or the Property is not in compliance with any of the foregoing, Borrower will promptly send Lender notice and a copy of the proceeding or violation notice. Without limiting Lender’s rights and remedies under Article VI or otherwise, if Borrower or the Property is not in compliance with all Laws, Lender may impose additional requirements upon Borrower including monetary reserves or financial equivalents.

(d)  Zoning and Title Matters. Borrower shall not, without Lender’s prior written consent, (i) initiate or support any zoning reclassification of the Property or variance under existing zoning ordinances; (ii) modify or supplement any of the Permitted Encumbrances; (iii) impose any restrictive covenants or encumbrances upon the Property; (iv) execute or file any subdivision plat affecting the Property; (v) consent to the annexation of the Property to any municipality; (vi) permit the Property to be used by the public or any person in a way that might make a claim of adverse possession or any implied dedication or easement possible; (vii) cause or permit the Property to become a non-conforming use under zoning ordinances or any present or future non-conforming use of the Property to be discontinued; or (viii) fail to comply or cause compliance with the terms of the Permitted Encumbrances.

Section 3.06   Insurance.

(a)  Property and Time Element Insurance. Borrower shall maintain or cause its Manager to maintain insurance coverage of the types and minimum limits, during the term of this Instrument, to keep the Property appropriately insured for the benefit of Borrower and Lender (with Lender named as mortgagee) by (i) an “All Risks of Physical Loss” property insurance policy with an agreed amount endorsement for “full replacement cost” (defined below) without any coinsurance provisions or penalties, or the broadest form of coverage available, in an amount sufficient to prevent Lender from ever becoming a coinsurer under the policy or Laws, and with a deductible not to exceed One Hundred Thousand Dollars ($100,000.00) for all perils and shall not exceed 5% of the insured value of the Property with respect to non-Federal flood insurance; (ii) a policy or endorsement insuring against acts of terrorism throughout the term of the Loan (including any extension terms) on a per occurrence basis in an amount equal to the Terrorism Insurance Amount (the “Terrorism Insurance Amount” shall mean an amount equal to the full replacement cost of the Property); (iii) loss of rents insurance and business income insurance, as applicable, (A) with loss payable to Lender and Borrower as their interest may appear; (B) covering all risks required to be covered by the insurance provided for in this section; and (C) which provides that after the physical loss to the Property occurs, the loss of rents and income, as applicable, will be insured until such rents or income, as applicable, either return to the same level that existed prior to the loss, or the expiration of twelve (12) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents and business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower's reasonable estimate of the gross income less non-continuing expenses from the Property for the succeeding period of coverage required above.; (v) flood insurance if any part of any structure or improvement comprising the Property is located in an area identified by the Federal Emergency Management Agency as an area federally designated a "100 year flood plain" and (a) flood insurance is generally available at reasonable premiums and in such amount as generally required by Lender for similar properties or (b) if not so available from a private carrier, from the federal government at commercially reasonable premiums to the extent available.; (vi) a policy or endorsement covering against damage or loss from (A) sprinkler system leakage and (B) boilers, boiler tanks, HVAC systems, heating and air-conditioning equipment, pressure vessels, auxiliary piping, and similar apparatus, in an amount generally available at reasonable premiums and generally required by Lender for similar properties; (vii) during the period of any construction, repair, restoration, or replacement of the Property, a standard builder’s risk policy with extended coverage in an amount at least equal to the full replacement cost of such Property; and (viii) a policy or endorsement covering against damage or loss by earthquake in the amounts reasonably required by Lender; (ix) if the Property constitutes a legal non-conforming use, an ordinance of law coverage endorsement which contains coverage for the (A) undamaged portion of building, (B) demolition costs, and (C) increased cost of construction, covering the Property in an amount not less than coverage (A) value included to full building limit, and coverage (B) and (C) a combined per occurrence limit of not less than $25 million. “Full replacement cost” shall mean an amount equal to one hundred percent (100%) of the actual replacement cost of each property without allowance for depreciation (exclusive of the cost of excavations, foundations, footings underground utilities, and value of land) subject to Borrower's best efforts to obtain such limits at commercially reasonable pricing as approved by Lender and Borrower. Full replacement cost will be determined, at Borrower’s expense, periodically (but at least once every three (3) years) by or for the insurance company conducted by an appraiser experienced in valuing properties of similar types, engineer, architect, or contractor acceptable to Lender.

(b)  Liability and Other Insurance. Borrower shall maintain or cause Manager to maintain commercial general liability insurance with per occurrence limits of $1,000,000, and a general aggregate limit of $2,000,000, with an excess/umbrella liability policy of not less than $10,000,000 per occurrence and annual aggregate covering Borrower, with Lender named as an additional insured, against claims for bodily injury or death or property damage occurring in, upon, or about the Property. In addition to any other requirements, such commercial general liability and excess/umbrella liability insurance shall provide insurance against acts of terrorism, or such coverages shall be provided by separate policies or endorsements. The insurance policies shall also include operations and blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in Section 8.02 below (but such coverage or the amount thereof shall in no way limit such indemnifications). Upon request, Borrower shall or cause Manager to also carry additional insurance or additional amounts of insurance covering Borrower or the Property as Lender shall reasonably require with thirty (30) days written notice to Borrower.

(c)  Form of Policy. All insurance required under this Section shall be fully paid for, non-assessable, and the policies shall contain such provisions, endorsements, and expiration dates as Lender shall reasonably require. The policies shall be issued by insurance companies authorized to do business in the Property State, approved by Lender, and must have and maintain a current financial strength rating of “A-, VII” (or higher) from A.M. Best or equivalent (or if a rating by A.M. Best is no longer available, a similar rating from a similar or successor service). In addition, all policies shall (i) include a standard mortgagee clause, without contribution, in the name of Lender, (ii) provide that they shall not be canceled, amended, or materially altered (including reduction in the scope or limits of coverage) without at least thirty (30) days’ prior written notice to Lender except in the event of cancellation for non-payment of premium, in which case only ten (10) days’ prior written notice will be given to Lender, and (iii) include a waiver of subrogation clause substantially equivalent to the following: “The Company may require from the Insured an assignment of all rights of recovery against any party for loss to the extent that payment therefor is made by the Company, but the Company shall not acquire any rights of recovery which the Insured has expressly waived prior to loss, nor shall such waiver affect the Insured’s rights under this policy”.

(d)  Original Policies. Borrower shall deliver to Lender on or prior to the Closing Date and at the expiration date of the policy(ies) thereafter (i) certificates evidencing coverage under all policies (and renewals) required under this Section and (ii) satisfactory evidence of payment of all premiums on such policies If original and renewal policies are unavailable or if coverage is under a blanket policy, Borrower shall deliver to Lender certificates evidencing coverage under all policy(ies) required under this Section and, upon request of Lender, certified copies of the original policies.

(e)  General Provisions. Borrower shall not carry separate or additional insurance concurrent in form or contributing in the event of loss with that required under this Section unless endorsed in favor of Lender as per this Section and approved by Lender in all respects. The insurance coverage required under this Section may be effected under a blanket policy(ies) covering the Property and other properties and assets not constituting a part of the Property; provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Property, and any sublimits in such blanket policy applicable to the Property, which amounts shall not be less than amounts required pursuant to this Section and which shall in any case comply in all other respects with the requirements of this Section. No approval by Lender of any insurer shall be construed to be a representation, certification, or warranty of its solvency. No approval by Lender as to the amount, type, or form of any insurance shall be construed to be a representation, certification, or warranty of its sufficiency. Borrower shall comply with all insurance requirements and shall not cause or permit any condition to exist which would be prohibited by any insurance requirement or would invalidate the insurance coverage on the Property.

(f)  Waiver of Subrogation. A waiver of subrogation shall be obtained by Borrower from its insurers and, consequently, Borrower for itself, and on behalf of its insurers, hereby waives and releases any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for any loss of or damage to Borrower, other Persons, the Property, Borrower’s property or the property of other Persons from any cause required to be insured against by the provisions of this Instrument or otherwise insured against by Borrower.

Section 3.07   Damage and Destruction of Property

(a)  Borrower’s Obligations. If any damage to, loss, or destruction of the Property occurs (any “Damage”), (i) Borrower shall promptly notify Lender and take all necessary steps to preserve any undamaged part of the Property and (ii) if the insurance proceeds are made available for Restoration (defined below) (but regardless of whether any proceeds are sufficient for Restoration), Borrower shall promptly commence and diligently pursue to completion the restoration, replacement, and rebuilding of the Property as nearly as possible to its value and condition immediately prior to the Damage or a Taking (defined below) in accordance with plans and specifications approved by Lender (“Restoration”). Borrower shall comply with other reasonable requirements established by Lender to preserve the security under this Instrument.

(b)  Lender’s Rights. If any Damage occurs and (i) the Restoration costs for which Damage equal or exceed $5,000,000 in Lender’s reasonable determination (“Major Restoration”) or (ii) at any time following an Event of Default under the Documents, and some or all of the Damage is covered by insurance, then (i) Lender may, but is not obligated to, make proof of loss if not made promptly by Borrower and Lender is authorized and empowered by Borrower to settle, adjust, or compromise any claims for the Damage; (ii) each insurance company concerned is authorized and directed to make payment directly to Lender for the Damage; and (iii) Lender may apply the insurance proceeds in any order it determines (1) to reimburse Lender for all Costs (defined below) related to collection of the proceeds and (2) subject to Section 3.07(c) and at Lender’s option, to (A) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, the unpaid Obligations shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (B) the cure of any default under the Documents; or (C) the Restoration. Any insurance proceeds held by Lender shall be held without the payment of interest thereon. If Borrower receives any insurance proceeds for the Damage which constitutes a Major Restoration, or promptly upon Lender’s request following on Event of Default under the Documents, Borrower shall promptly deliver the proceeds to Lender. Notwithstanding anything in this Instrument or at law or in equity to the contrary, none of the insurance proceeds paid to Lender shall be deemed trust funds and Lender may dispose of these proceeds as provided in this Section. Borrower expressly assumes all risk of loss from any Damage, whether or not insurable or insured against.

(c)  Application of Proceeds to Restoration. All insurance proceeds received by Borrower either directly or through Lender shall be used and applied by Borrower in strict accordance with the requirements of this Instrument and the Documents. Notwithstanding anything to the contrary herein, if at any time (i) Lender reasonably determines Borrower has failed, for any reason, to use and apply any insurance proceeds in strict according with the Indenture or (ii) an Event of Default occurs under the Documents, then, at Lender’s sole election, Lender may exercise all rights set forth in this Instrument with respect to any and all Damage and insurance proceeds regardless of whether such Damage gives rise to a Major Restoration, as defined above. Lender shall make the Net Proceeds (defined below) available to Borrower for Restoration if: (i) there shall then be no Event of Default; (ii) Lender shall be satisfied, in its reasonable determination, that Restoration can and will be completed within one (1) year after the Damage occurs and at least one (1) year prior to the maturity of the Note and Leases which are terminated or terminable as a result of the Damage cover an aggregate of less than ten percent (10%) of the total rentable square footage contained in the Property at the closing of the Loan or such Tenants agree in writing to continue their Leases, as applicable; (iii) Borrower shall have entered into a general construction contract acceptable in all respects to Lender for Restoration, which contract must include provision for retainage of not less than ten percent (10%) until final completion of the Restoration; and (iv) in Lender’s reasonable judgment, after Restoration has been completed, the net cash flow of the Property will be sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents. Notwithstanding any provision of this Instrument to the contrary, Lender shall not be obligated to make any portion of the Net Proceeds available for Restoration unless, at the time of the disbursement request, Lender has determined in its reasonable discretion that (y) Restoration can be completed at a cost which does not exceed the aggregate of the remaining Net Proceeds and any funds deposited with Lender by Borrower (“Additional Funds”) and (z) the aggregate of any loss of rental income insurance proceeds which the carrier has acknowledged to be payable (“Rent Loss Proceeds”) and any funds deposited with Lender by Borrower are sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents.

(d)  Disbursement of Proceeds. If Lender elects or is required to make insurance proceeds available for Restoration, Lender shall, through a disbursement procedure established by Lender, periodically make available to Borrower in installments the net amount of all insurance proceeds received by Lender after deduction of all costs and expenses incurred by Lender in connection with the collection and disbursement of such proceeds (“Net Proceeds”) and, if any, the Additional Funds. All insurance proceeds received directly by Borrower and all amounts periodically disbursed to Borrower by Lender shall be applied by Borrower to the amounts currently due under the construction contract for Restoration and Lender’s receipt of (i) appropriate lien waivers, (ii) a certification of the percentage of Restoration completed by an architect or engineer acceptable to Lender, and (iii) title insurance protection against materialmen’s and mechanic’s liens. At Lender’s election, the disbursement of funds may be handled by a disbursing agent selected by Lender, and such agent’s reasonable fees and expenses shall be paid by Borrower. The Net Proceeds, Rent Loss Proceeds, and any Additional Funds shall constitute additional security for the Loan and Borrower shall execute, deliver, file and/or record, at its expense, such instruments as Lender requires to grant to Lender a perfected, first-priority security interest in these funds. If the Net Proceeds are made available for Restoration and (x) Borrower refuses or fails to complete the Restoration, (y) an Event of Default occurs, or (z) the Net Proceeds or Additional Funds are not applied to Restoration, then any undisbursed portion may, at Lender’s option, be applied to the Obligations in any order of priority, and any application to principal shall be deemed a voluntary prepayment subject to the Prepayment Premium.

Section 3.08   Condemnation

(a)  Borrower’s Obligations. Borrower will promptly notify Lender of any threatened or instituted proceedings for the condemnation or taking by eminent domain of the Property including any change in any street (whether as to grade, access, or otherwise)(a “Taking”). Borrower shall, at its expense, (i) diligently prosecute these proceedings, (ii) deliver to Lender copies of all papers served in connection therewith, and (iii) with respect to any condemnation in an amount equal to or greater than $5,000,000 ( “Major Condemnation”) and, upon Lender’s request, at any time following on Event of Default under the Documents, consult and cooperate with Lender in the handling of these proceedings. No settlement of any Major Condemnation or any proceeding following on Event of Default under the Documents shall be made by Borrower without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed. Lender may participate in the proceedings (but shall not be obligated to do so) respecting any Major Condemnation and respecting any Taking at any time following an Event of Default under the Documents, and Borrower will sign and deliver all instruments requested by Lender to permit this participation.

(b)  Lender’s Rights to Proceeds. All condemnation awards, judgments, decrees, or proceeds of sale in lieu of condemnation (“Award”) are assigned and shall be paid to Lender. Borrower authorizes Lender to collect and receive them, to give receipts for them, to accept them in the amount received without question or appeal, and/or to appeal any judgment, decree, or award. Borrower will sign and deliver all instruments requested by Lender to permit these actions.

(c)  Application of Award. Lender shall have the right to apply any Award, subject to Section 3.08(d), as per Section 3.07 for insurance proceeds held by Lender, including the waiver of Prepayment Premium. If Borrower receives any Award, Borrower shall promptly deliver them to Lender. Notwithstanding anything in this Instrument or at law or in equity to the contrary, none of the Award paid to Lender shall be deemed trust funds and Lender may dispose of these proceeds as provided in this Section.

(d)  Application of Award to Restoration. With respect to any portion of the Award that is not for loss of value or property, Lender shall permit the application of the Award to Restoration in accordance with the provisions of Section 3.07 if: (i) no more than (A) twenty percent (20%) of the gross area of the Improvements or (B) ten percent (10%) of the parking spaces is affected by the Taking or, if more than ten percent (10%) of the parking spaces is affected by the Taking, the parking nonetheless remains in compliance, in Lender’s reasonable determination, with all zoning codes, other governmental regulations, and applicable conditions, covenants, restrictions and/or easements affecting the Property; (ii) the amount of the loss does not exceed twenty percent (20%) of the original amount of the Note; (iii) the Taking does not affect access to the Property from any public right-of-way; (iv) there is no Event of Default at the time of application; (v) after Restoration, the Property and its use will be in compliance with all Laws; (vi) in Lender’s reasonable judgment, Restoration is practical and can be completed within one (1) year after the Taking and at least one (1) year prior to the maturity of the Note; and (vii) the Major Tenants (defined in Section 3.21(c) below) agree in writing to continue their Leases without abatement of rent. Upon an Event of Default under the Documents or if any portion of the Award that is (i) for loss of value or property or (ii) in excess of the cost of any Restoration permitted above, Lender may, in its sole discretion, be applied against the Obligations or paid to Borrower.

(e)  Effect on the Obligations. Notwithstanding any Taking, Borrower shall continue to pay and perform the Obligations as provided in the Documents. Any reduction in the Obligations due to application of the Award shall take effect only upon Lender’s actual receipt and application of the Award to the Obligations. If the Property shall have been foreclosed, sold pursuant to any power of sale granted hereunder, or transferred by deed-in-lieu of foreclosure prior to Lender’s actual receipt of the Award, Lender may apply the Award received to the extent of any deficiency upon such sale and Costs incurred by Lender in connection with such sale.

Section 3.09   Liens and Liabilities. Borrower shall pay, bond, or otherwise discharge all claims and demands of mechanics, materialman, laborers, and others which, if unpaid, might result in a lien or encumbrance on the Property or the Rents (collectively, “Liens”) and Borrower shall, at its sole expense, do everything necessary to preserve the lien and security interest created by this Instrument and its priority. Nothing in the Documents shall be deemed or construed as constituting the consent or request by Lender, express or implied, to any contractor, subcontractor, laborer, mechanic or materialman for the performance of any labor or the furnishing of any material for any improvement, construction, alteration, or repair of the Property. Borrower further agrees that Lender does not stand in any fiduciary relationship to Borrower. All contributions made, directly or indirectly, to Borrower by or on behalf of any of its partners, members, principals or any party related to such parties shall be treated as equity and shall be subordinate and inferior to the rights of Lender under the Documents.

Section 3.10   Tax and Insurance Deposits. Upon Lender’s request, following an Event of Default under any Document, Borrower shall make monthly deposits (“Deposits”) with Lender equal to one-twelfth (1/12) of the annual Assessments (except for income taxes, franchise taxes, ground rents, maintenance charges and utility charges) and the premiums for insurance required under Section 3.06 (the “Insurance Premiums”) together with amounts sufficient to pay these items thirty (30) days before they are due (collectively, the “Impositions”). Lender shall estimate the amount of the Deposits until ascertainable. At that time, Borrower shall promptly deposit any deficiency. Borrower shall promptly notify Lender of any changes to the amounts, schedules and instructions for payment of the Impositions. Borrower authorizes Lender or its agent to obtain the bills for Assessments directly from the appropriate tax or governmental authority. All Deposits are pledged to Lender and shall constitute additional security for the Obligations. The Deposits shall be held by Lender without interest (except to the extent required under Laws) and may be commingled with other funds. If (i) there is no Event of Default at the time of payment, (ii) Borrower has delivered bills or invoices to Lender for the Impositions in sufficient time to pay them when due, (iii) the Deposits are sufficient to pay the Impositions or Borrower has deposited the necessary additional amount, then Lender shall pay the Impositions prior to their due date. Any Deposits remaining after payment of the Impositions shall, at Lender’s option, be credited against the Deposits required for the following year or paid to Borrower. If an Event of Default occurs, the Deposits may, at Lender’s option, be applied to the Obligations in any order of priority. Any application to principal shall be deemed a voluntary prepayment subject to the Prepayment Premium. Borrower shall not claim any credit against the principal and interest due under the Note for the Deposits. Upon an assignment or other transfer of this Instrument, Lender may pay over the Deposits in its possession to the assignee or transferee and then it shall be completely released from all liability with respect to the Deposits. Borrower shall look solely to the assignee or transferee with respect thereto. This provision shall apply to every transfer of the Deposits to a new assignee or transferee. Subject to Article V, a transfer of title to the Property shall automatically transfer to the new owner the beneficial interest in the Deposits. Upon full payment and satisfaction of this Instrument or, at Lender’s option, at any prior time, the balance of the Deposits in Lender’s possession shall be paid over to the record owner of the Land and no other party shall have any right or claim to the Deposits. Lender may transfer all its duties under this Section to such servicer or financial institution as Lender may periodically designate and Borrower agrees to make the Deposits to such servicer or institution.

Section 3.11   ERISA

(a)  Borrower understands and acknowledges that, as of the date hereof, the source of funds from which Lender is extending the Loan will include one or more of the following accounts: (i) an “insurance company general account,” as that term is defined in Prohibited Transaction Class Exemption (“PTE”) 95-60 (60 Fed. Reg. 35925 (Jul. 12, 1995)), as to which Lender meets the conditions for relief in Sections I and IV of PTE 95-60; (ii) pooled and single client insurance company separate accounts, which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and (iii) one or more insurance company separate accounts maintained solely in connection with fixed contractual obligations of the insurance company, under which the amounts payable or credited to the plan are not affected in any manner by the investment performance of the separate account.

(b)  Borrower represents and warrants to Lender that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not a “party in interest”, as defined in Section 3(14) of ERISA, other than as a service provider or an affiliate of a service provider, to any employee benefit plan that has invested in a separate account described in Section 3.11(a)(ii) above, from which funds have been derived to make the Documents, or if so, the execution of the Documents and making of the Loan thereunder do not constitute nonexempt prohibited transactions under ERISA; (iii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans, or if subject to such statutes, is not in violation thereof in the execution of the Documents and the making of the Loan thereunder; (iv) the assets of the Borrower do not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (v) one or more of the following circumstances is true: (1) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (2) less than twenty-five percent (25%) of all equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (3) Borrower qualifies as an “operating company,” a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e), respectively.

(c)  Borrower shall deliver to Lender such certifications and/or other evidence periodically requested by Lender, in its sole discretion, to verify the representations and warranties in Section 3.11(b) above. Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause this Instrument or any exercise of Lender’s rights under this Instrument to (i) constitute a non-exempt prohibited transaction under ERISA or (ii) violate ERISA or any state statute regulating governmental plans (collectively, a “Violation”), shall be an Event of Default. Notwithstanding anything in the Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Borrower or the Property (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would, in Lender’s opinion, negate Borrower’s representations in this Section or cause a Violation. At least fifteen (15) days before consummation of any of the foregoing, Borrower shall obtain from the proposed transferee or lienholder (i) a certification to Lender that the representations and warranties of this Section 3.11 will be true after consummation and (ii) an agreement to comply with this Section 3.11.

Section 3.12   Environmental Representations, Warranties, and Covenants

(a)  Environmental Representations and Warranties. Borrower represents and warrants, to the best of Borrower’s knowledge and additionally based upon the environmental site assessment report of the Property (the “Environmental Report”), that except as fully disclosed in the Environmental Report delivered to and approved by Lender prior to the date hereof: (i) there are no Hazardous Materials (defined below) or underground storage tanks affecting the Property (“affecting the Property” shall mean “in, on, under, stored, used or migrating to or from the Property”) except for (A) routine office, cleaning, janitorial and other materials and supplies necessary to operate the Property for its current use and (B) Hazardous Materials that are (1) in compliance with Environmental Laws (defined below), (2) have all required permits, and (3) are in only the amounts necessary to operate the Property; (ii) there are no past, present or threatened Releases (defined below) of Hazardous Materials in violation of any Environmental Law affecting the Property; (iii) there is no past or present non-compliance with Environmental Laws or with permits issued pursuant thereto; (iv) Borrower does not know of, and has not received, any written or oral notice or communication from any person relating to Hazardous Materials affecting the Property; and (v) Borrower has provided to Lender, in writing, all information relating to environmental conditions affecting the Property known to Borrower or contained in Borrower’s files. “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that apply to Borrower or the Property and relate to Hazardous Materials including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; Microbial Matter, infectious substances, asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Environmental Law. “Release” of any Hazardous Materials includes any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, pumping, pouring, escaping, dumping, disposing or other movement of Hazardous Materials. “Microbial Matter” shall mean the presence of fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living.

(b)  Environmental Covenants. Borrower covenants and agrees that: (i) all use and operation of the Property shall be in compliance with all Environmental Laws and required permits; (ii) there shall be no Releases of Hazardous Materials affecting the Property; (iii) there shall be no Hazardous Materials affecting the Property except (A) routine office, cleaning and janitorial supplies, (B) in compliance with all Environmental Laws, (C) with all required permits, and (D) (1) in only the amounts necessary to operate the Property or (2) fully disclosed to and approved by Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and encumbrances imposed by any Environmental Laws due to any act or omission by Borrower or any person (the “Environmental Liens”); (v) Borrower shall, at its sole expense, fully and expeditiously cooperate in all activities in Section 3.12(c) including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole expense,

(A) perform any environmental site assessment or other investigation of environmental conditions at the Property upon Lender’s request based on Lender’s reasonable belief that the Property is not in compliance with all Environmental Laws, (B) share with Lender the results and reports and Lender and the Indemnified Parties (defined below) shall be entitled to rely on such results and reports, and (C) complete any remediation of Hazardous Materials affecting the Property or other actions required by any Environmental Laws; (vii) Borrower shall not allow any Tenant or other user of the Property to violate any Environmental Law; (viii) Borrower shall promptly notify Lender in writing after it becomes aware of (A) the presence, Release, or threatened Release of Hazardous Materials affecting the Property, (B) any non-compliance of the Property with any Environmental Laws, (C) any actual or potential Environmental Lien, (D) any required or proposed remediation of environmental conditions relating to the Property, or (E) any written or oral communication or notice from any person relating to Hazardous Materials, and (ix) if at any time Lender reasonably requires any or all of an Asbestos Operation and Maintenance Plan, Lead Paint Abatement Plan, Storage Tank Closure and Removal Plan, Mold Operation and Maintenance Plan, and any other Operation and Maintenance Plan (collectively, the “O&M Plan”) be in effect (or required to be implemented by Lender), then Borrower shall, at its sole expense, implement, continue, and complete, as applicable, the O&M Plan (with any modifications required to comply with applicable Laws) until payment and full satisfaction of the Obligations. While any portion of the Loan is outstanding, upon the request of Lender, which request shall be made upon Lender’s reasonable determination that the governing law or applicable facts or circumstances respecting the Property warrant updated lead paint, asbestos, tank and/or mold survey(s) of the Property, at Borrower’s sole cost and expense, Borrower shall conduct such updated survey(s) of the Property. Each such survey shall be conducted by a consultant reasonably acceptable to Lender who shall determine the condition of the lead paint, asbestos, tank and/or mold at the Property, and whether the applicable O&M Plan should be revised or any other measures taken to ensure the continued safe condition of the Property. Borrower shall deliver to Lender a copy of such survey and shall enter into the revised O&M Plan, and Borrower shall certify to Lender in writing, no later than thirty (30) days after Borrower’s receipt of such survey, that Borrower has complied with all of the recommendations of the consultant contained in the survey and the revised O&M Plan. Any failure of Borrower to perform its obligations under this Section 3.12 shall constitute bad faith waste of the Property.

(c)  Lender’s Rights. Lender and any person designated by Lender may enter the Property to assess the environmental condition of the Property and its use including (i) conducting any environmental assessment or audit (the scope of which shall be determined by Lender) and (ii) taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing at all reasonable times when (A) an Event of Default has occurred and is continuing under the Documents, (B) Lender reasonably believes that a Release has occurred or the Property is not in compliance with all Environmental Laws, or (C) the Loan is being considered for sale. Borrower shall cooperate with and provide access to Lender and such person, and Lender shall endeavor to conduct such entry, inspections and tests in a manner that shall not unreasonably interfere with the operation of the Property.

Section 3.13   Electronic Payments. Unless directed otherwise in writing by Lender, all payments due under the Documents shall be paid, at Borrower’s option, either (i) by wire transfer to the loan servicing account or accounts selected by Lender, or (ii) by Electronic Fund Transfer debit entries to Borrower's account at an Automated Clearing House member bank satisfactory to Lender or by similar electronic transfer process selected by Lender. If Borrower elects to pay by Electronic Fund Transfer, the following additional provisions shall apply: (a) each payment due under the Loan Documents shall be initiated by Lender through the Automated Clearing House network (or similar electronic process) for settlement on the due date for the payment, (b) Borrower shall, at Borrower's sole cost and expense, direct its bank in writing to permit such Electronic Fund Transfer debit entries (or similar electronic transfer) to be made by Lender, (c) prior to each payment due date under the Loan Documents, Borrower shall deposit and/or maintain sufficient funds in Borrower's account to cover each debit entry, and (d) any charges or costs, if any, by Borrower's bank for the foregoing shall be paid by Borrower.

Section 3.14   Inspection. Borrower shall allow Lender and any person designated by Lender to enter upon the Property and conduct tests or inspect the Property at all reasonable times. Borrower shall assist Lender and such person in effecting said inspection, and Lender shall endeavor to conduct such entry, inspections and tests in a manner that shall not unreasonably interfere with the operation of the Property.

Section 3.15   Records, Reports, and Audits

(a)  Records and Reports. Borrower shall maintain complete and accurate books and records with respect to all operations of or transactions involving the Property. Annually, Borrower shall furnish Lender financial statements (which financial statements may be consolidated statements, provided they set forth the financial condition of Borrower and the operating information of the Property in detail reasonably satisfactory to Lender) for the most current fiscal year (including a schedule of all related Obligations and contingent liabilities) for (i) Borrower, (ii) any general partner of Borrower, (iii) the Guarantors and any other guarantors or sureties (if any) of the Note, to the extent not readily available in the public domain, and (iv) any Major Tenants, to the extent available through commercially reasonable efforts by Borrower. Annually (or quarterly upon Lender’s reasonable request), Borrower shall furnish Lender (i) operating statements showing cash flow and capital expenditures for the Property including income and expenses (before and after Obligations service), major capital improvements, a schedule showing tenant sales and percentage rent for retail properties where sales are reported, and the average daily rate and average daily occupancy for hotel properties; (ii) copies of paid tax receipts for the Property; (iii) a certified rent roll including security deposits held, the expiration of the terms of the Leases, and identification and explanation of any Tenants in default; (iv) a budget showing projected income and expenses (before and after Obligations service) for the next twelve (12) month budget period; (v) any appraisals of the Property performed during the previous year, and (vi) upon Lender’s request, (A) a schedule showing the Borrower’s tax basis in the Property, (B) the distribution of economic interests in the Property, and (C) copies of any other loan documents affecting the Property.

(b)  Delivery of Reports. All of the reports, statements, and items required under this Section shall be (i) certified as being true, correct, and accurate by an authorized person, partner, or officer of the delivering party or, at the deliverer’s option, audited by a Certified Public Accountant; (ii) satisfactory to Lender in form and substance; and (iii) delivered within (A) sixty (60) days after the end of Borrower’s fiscal year for annual reports and (B) thirty (30) days after the end of each calendar quarter for quarterly reports (if any are reasonably requested by Lender). If any one report, statement, or item is not received by Lender on its due date, a late fee of Five Hundred and No/100 Dollars ($500.00) per month shall be due and payable by Borrower. If any one report, statement, or item is not received by Lender on or before its due date, and Borrower fails to deliver the same to Lender within five (5) Business Days following Lender’s written request therefore, then Lender may immediately declare an Event of Default under the Documents. Borrower shall (i) provide Lender with such additional financial, management, or other information regarding Borrower, any general partner of Borrower, or the Property, as Lender may reasonably request and (ii) upon Lender’s request, deliver all items required by Section 3.15 in an electronic format (i.e. on computer disks) or by electronic transmission acceptable to Lender.

(c)  Inspection of Records. Borrower shall allow Lender or any person designated by Lender to examine, audit, and make copies of all such books and records and all supporting data at the place where these items are located at all reasonable times after reasonable advance notice; provided that no notice shall be required after any Event of Default has occurred under the Documents and during the continuance thereof. Borrower shall assist Lender in effecting such examination. Upon five (5) days’ prior notice, Lender may inspect and make copies of Borrower’s or any manager or managing member of Borrower’s income tax returns with respect to the Property for the purpose of verifying any items referenced in this Section.

Section 3.16   Borrower’s Certificates. Within ten (10) days after Lender’s request, Borrower shall furnish a written certification to Lender and any Investors (defined below) as to (a) the amount of the Obligations outstanding; (b) the interest rate, terms of payment, and maturity date of the Note; (c) the date to which payments have been paid under the Note; (d) whether any offsets or defenses exist against the Obligations and a detailed description of any listed; (e) whether all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications); (f) the date to which the Rents have been paid; (g) whether, to the best knowledge of Borrower, any defaults exist under the Leases and a detailed description of any listed; (h) the security deposit held by Borrower under each Lease and that such amount is the amount required under such Lease; (i) whether there are any Events of Default (or events which with the passage of time and/or notice would constitute an Event of Default) under the Documents and a detailed description of any listed; (j) whether the Documents are in full force and effect; and (k) any other matters reasonably requested by Lender related to the Leases, the Obligations, the Property, or the Documents. For all non-residential properties and promptly upon Lender’s request, Borrower shall use its best efforts to deliver a written certification to Lender and Investors from Tenants specified by Lender that: (a) their Leases are in full force and effect; (b) there are no defaults (or events which with the passage of time and/or notice would constitute a default) under their Leases or a detailed description of any listed; (c) none of the Rents have been paid more than one month in advance; (d) there are no offsets or defenses against the Rents or a detailed description of any listed; and (e) any other matters reasonably requested by Lender related to the Leases; provided, however, that Borrower shall not have to pay money to a Tenant to obtain such certification, but it will deliver a landlord’s certification for any certification it cannot obtain.

Section 3.17   Full Performance Required; Survival of Warranties. All representations and warranties of Borrower in that certain First Mortgage Loan Application between Lender and Borrower dated February 10, 2006 or made in connection with the Loan shall survive the execution and delivery of the Documents and shall remain continuing warranties, and representations of Borrower.

Section 3.18   Additional Security. No other security now existing or taken later to secure the Obligations shall be affected by the execution of the Documents and all additional security shall be held as cumulative. The taking of additional security, execution of partial releases, or extension of the time of payment obligations of Borrower shall not diminish the effect and lien of this Instrument and shall not affect the liability or obligations of any maker or guarantor. Neither the acceptance of the Documents nor their enforcement shall prejudice or affect Lender’s right to realize upon or enforce any other security now or later held by Lender. Lender may enforce the Documents or any other security in such order and manner as it/either of them may determine in its/their discretion.

Section 3.19   Further Acts. Borrower shall take all necessary actions to (i) keep valid and effective the lien and rights of Lender under the Documents and (ii) protect the lawful owner of the Documents. Promptly upon request by Lender, and at Borrower’s expense, Borrower shall execute additional instruments and take such actions as Lender reasonably believes are necessary or desirable to (a) maintain or grant Lender a first-priority, perfected lien on the Property, (b) grant to Lender, to the fullest extent permitted by Laws, the right to foreclose on, or transfer title to, the Property non judicially, (c) correct any error or omission in the Documents, and (d) effect the intent of the Documents, including filing/recording the Documents, additional mortgages, financing statements, and other instruments.

Section 3.20   Capital Lease. Borrower shall not, without first obtaining Lender’s written consent in each case, enter into any lease for capital goods and/or equipment (each, a “Capital Lease”) that, when aggregated with all other Capital Leases for the Property, covers goods and/or equipment, which, if purchased, would exceed $1,000,000.00 in value.

Section 3.21   Other Leases.

(a)  With respect to all leases of the Property other than the Operating Lease and occupancy agreements respecting guest rooms (such leases shall collectively be referred to herein as “Leases”), Borrower may do the following without Lender’s consent, provided Borrower delivers prior written notices thereof to Lender:

(i)  terminate any Lease (other than the Lease of a Major Tenant); (ii) Borrower may amend any Lease (other than the Lease of a Major Tenant); and (iii) Borrower may enter into new Leases (or extend or renew existing Leases) with third-party tenants for premises of 10,000 square feet or less provided each Lease (x) satisfies the minimum leasing requirements in this Section 3.21(b), and (y) does not give the tenant any rights (whether in the form of expansion rights, purchase rights, rights of first refusal to lease or purchase, or otherwise) relating to property which is not part of the Property and/or would require Borrower and/or Lender to possess or control any property (other than the Property) to honor such rights. Except as expressly provided in this Section 3.21(a) (or after obtaining Lender's prior written consent), Borrower shall not (1) amend or modify any Lease, (2) extend or renew (except in accordance with the existing Lease provisions, if any) any Lease (3) terminate or accept the surrender of any Lease, (4) enter into any new Lease of the Property, or (5) accept any prepayment of rent, termination fee, or any similar payment.

(b)  Minimum Leasing Requirements:

(i)  All Leases shall be third-party, arm's-length leases.

(ii)  All Leases shall satisfy the conditions, standards and requirements under the applicable Hotel Management Agreement, which shall mean collectively, the Management Agreement dated September 27, 2001, Owner Agreement dated September 27, 2001 and Recognition Agreement dated April 3, 2006 respecting the Property, referred to herein as the “Management Agreement”; the applicable Hotel Franchise Agreement, which shall mean any hotel franchise agreement, whether evidenced in a separate franchise agreement or as part of a Management Agreement affecting the Property and any related software and/or hardware licensing, communications and technical support agreements, referred to herein collectively as the “Hotel Franchise Agreement”; and the Operating Lease.

(c)  The tenants under any and all Leases for space consisting of over 10,000 square feet of rentable area shall be referred to herein as “Major Tenants.”

(d)  No portion of the Property shall be leased to a dry cleaner that uses dry cleaning solvents on the Property.

Section 3.22   Inventory Levels. At all times during the term of the Loan, Borrower shall maintain (or cause the Operating Lessee to maintain and pledge the same in full to Lender) inventory levels of linens; tableware; kitchen utensils and equipment; and tables, chairs and equipment for the Property, which are appropriate for a hotel similar to the hotel situate on the Property and located in such hotel’s market, as determined by Lender in its reasonable judgment, but in no event less than the levels required pursuant to the Management Agreement and the Hotel Franchise Agreement (if any) respecting the Property.

Section 3.23   Single Purpose Entity. Borrower hereby represents, warrants and covenants to Lender that Borrower is a single-purpose entity whose sole asset is the Property, and whose sole business and purpose is to acquire, refurbish, operate, lease, maintain, market, finance, sell and otherwise use the Property, and uses incidental thereto. Borrower covenants and agrees that, until payment in full of the Obligations, Borrower will not, directly or indirectly, take any actions in violation of the formation documents or that would otherwise adversely affect the Borrower’s existence as a single purpose entity. Specifically, except only to the extent required or permitted by the Documents, Borrower has not and shall not do, cause, or permit any of the following: (a) engage in any business or activity other than to own, operate, finance, develop, manage, lease, maintain, market and sell the Property and activities incidental thereto; (b) acquire or own any material assets other than the Property; (c) except as otherwise permitted in Article V of this Instrument, merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Lender’s consent; (e) make any investment in any Person without the consent of Lender; (f) commingle its assets with the assets of any affiliate of Borrower or any other Person; (g) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than in the ordinary course of operating the Property, except as provided herein; (h) fail to maintain its records, books of account and bank accounts separate and apart from those of the affiliates of Borrower or any other Person; (i) hold itself out to be responsible for the debts of another Person, except as provided in the Documents; (j) make any loans or advances to any third party, including any affiliate of Borrower, except for distributions; (k) fail to file its own tax returns or file on a consolidated basis; (l) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any affiliate of Borrower); (m) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; (n) share any common logo with or hold itself out as or be considered as a department or division of (i) any affiliate of Borrower or (ii) any other Person or entity; (o) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the states where the Property is located, if applicable, or without the prior written consent of Lender, amend, modify or fail to comply with (in any material respect), or terminate the provisions of the formation documents or similar organizational documents, as the case may be; (p) fail to pay its debts and liabilities from, and to the extent of, its assets as the same shall become due and payable; (q) transact any business with affiliates, except on an arm’s-length basis and pursuant to written agreements that are terminable at will without the payment of a fee (except as otherwise approved by Lender); and (r) fail to maintain adequate capital to the extent available from revenues for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

ARTICLE IV  - ADDITIONAL ADVANCES; EXPENSES; SUBROGATION

Section 4.01   Expenses and Advances. Borrower shall pay all reasonable appraisal, recording, filing, registration, brokerage, abstract, title insurance (including premiums), title searches and examinations, surveys and similar data and assurances with respect to title, UCC search, escrow, attorneys’ (both in-house staff and retained attorneys), engineers’, environmental engineers’, environmental testing, and architects’ fees, costs (including travel), expenses, and disbursements incurred by Borrower or Lender and reasonable fees charged by Lender in connection with the granting, closing, servicing, and enforcement of (a) the Loan and Documents or (b) attributable to Borrower as owner of the Property. The term “Costs” shall mean any of the foregoing incurred in connection with (a) any default by Borrower under the Documents, (b) the servicing of the Loan, or (c) the exercise, enforcement, compromise, defense, litigation, or settlement of any of Lender’s rights or remedies under the Documents or relating to the Loan or the Obligations. If Borrower fails to pay any amounts or perform any actions required under the Documents, Lender may (but shall not be obligated to) advance sums to pay such amounts or perform such actions. Borrower grants Lender the right to enter upon and take possession of the Property to prevent or remedy any such failure and the right to take such actions in Borrower’s name. No advance or performance shall be deemed to have cured a default by Borrower. All (a) sums advanced by or payable to Lender per this Section or under applicable Laws, (b) except as expressly provided in the Documents, payments due under the Documents which are not paid in full when due, and (c) all Costs, shall: (i) be deemed demand obligations, (ii) bear interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws, until paid if not paid on demand, (iii) be part of, together with such interest, the Obligations , and (iv) be secured by the Documents. Lender, upon making any such advance, shall also be subrogated to rights of the person receiving such advance.

Section 4.02   Subrogation. If any proceeds of the Note were used to extinguish, extend or renew any indebtedness on the Property, then, to the extent of the funds so used, (a) Lender shall be subrogated to all rights, claims, liens, titles and interests existing on the Property held by the holder of such indebtedness and (b) these rights, claims, liens, titles and interests are not waived but rather shall (i) continue in full force and effect in favor of Lender and (ii) are merged with the lien and security interest created by the Documents as cumulative security for the payment and performance of the Obligations.

ARTICLE V  - SALE, TRANSFER, OR ENCUMBRANCE OF THE PROPERTY

Section 5.01   Due-on-Sale or Encumbrance. It shall be an Event of Default and, at the sole option of Lender, Lender may accelerate the Obligations and the entire Obligations (including the Prepayment Premium) shall become immediately due and payable, if, without Lender’s prior written consent (which may be withheld for any or no reason, including the possibility of an ERISA violation or the proposed transferee’s failure to agree in writing to Lender increasing the interest payable on the Obligations to any rate, changing any other terms (including maturity) of the Obligations or Documents, or requiring the payment of a transfer fee) any of the following shall occur:

(a)  Borrower shall sell, convey, assign, transfer, dispose of or be divested of its title to, convey security title to the Property, mortgage, encumber or cause to be encumbered (except for the imposition of mechanics’ or materialmens’ liens) the Property or any interest therein, in any manner or way, whether voluntary or involuntary (except only as expressly permitted pursuant to the One-Time Transfer provision set forth in Section 13 of the Note); or

(b)  in the event of any merger, consolidation, sale, transfer, assignment, or dissolution involving all or substantially all of the assets of Borrower, or any general partner of Borrower, except only in connection with a Permitted Transfer (defined in Section 5.02 below) or a One Time Transfer pursuant to Section 13 of the Note; or

(c)  in the event of the assignment, transfer, pledge, voluntary or involuntary sale, or encumbrance (or any of the foregoing at one time or over any period of time), except only in connection with a Permitted Transfer or Permitted Admission (as defined in Section 5.03 below), of:

(i)  of (1) the ownership interests in Borrower, regardless of the type or form of entity of Borrower, (2) the voting stock or ownership interest of any corporation or limited liability company which is, respectively, general partner or managing member of Borrower or any corporation or limited liability company directly or indirectly owning any such corporation or limited liability company, (3) the ownership interests of any owner of the beneficial interests of Borrower if Borrower is a trust; or

(ii)  any general partner’s interest in (1) Borrower, (2) a partnership that is in Borrower's chain of ownership and which is derivatively liable for the obligations of Borrower, or (3) any general partner that has the legal right to participate directly or indirectly in the control of the management or operations of Borrower; or

(d)  in the event of the conversion of any general partnership interest in Borrower to a limited partnership interest, if Borrower is a partnership; or

(e)  in the event of any change, removal, or resignation of any general partner of Borrower; if Borrower is a partnership; or

(f)  in the event of any change, removal, addition or resignation of a managing member (or if no managing member, any member) if Borrower is a limited liability company; or

(g)  shall obtain any unsecured debt except for customary and reasonable short-term trade payables obtained and repaid in the ordinary course of business.

Section 5.02   Permitted Transfer. Notwithstanding the terms and conditions of Section 5.01, provided Borrower satisfies each and all of the Transfer Conditions (defined below), the following transfers shall be deemed “Permitted Transfers” and Borrower shall not be required to obtain Lender’s prior written consent to such transfers: (i) a transfer made in accordance with the buy-sell provisions of the Limited partnership Agreement of CNL HHC Partners, LP, provided the transferee shall be CNL (defined below), HHC (defined below), or a CNL/HHC Affiliate (defined below) and provided that upon giving effect to the transfer the Borrower shall continue to be a CNL/HHC Affiliate; (ii) a transfer of direct or indirect interests in Borrower or in any entity owning a direct or indirect interest in Borrower; provided the transferee shall be a CNL/HHC Affiliate and provided that upon giving effect to the transfer the Borrower shall continue to be a CNL/HHC Affiliate; (iii) a transfer of direct or indirect interests in CNL or HHC in connection with a public offering or a “privatization,” provided that upon giving effect to the transfer the Borrower shall continue to be a CNL/HHC Affiliate, and (iv) a transfer of direct or indirect interests in CNL or HHC Partners in connection with a publicly traded stock or any public offering of equity ownership interests, provided that upon giving effect to the transfer the Borrower shall continue to be a CNL/HHC Affiliate.

For purposes hereof, the term “Transfer Conditions” means: (1) there shall be no material adverse change in the financial condition of Borrower or any Key Party (defined below) as a result of the transfer, (2) for each transfer made pursuant to (i) and (ii) above, or by CNL pursuant to (iii) above in a listing on a national stock exchange, not less than thirty (30) days prior to the transfer, Borrower shall deliver to Lender (a) a written notice of the subject transfer, including a representation and warranty that the transfer satisfies the requirements of this Section, and (b) copies of all applicable amendments to the organization documents of Borrower or any Key Party that is the subject of the transfer, if any; (3) the Loan is current and there exists no Event of Default under any Document, except only a non-monetary default that shall be fully cured immediately upon the consummation of the transfer contemplated herein, and there exists no other event, which, with the giving of notice or the passage of time or both, would constitute an Event of Default under the Documents; (4) Borrower pays Lender a fee equal to $10,000 for each transfer made pursuant to (i), (ii), or (iii) above, and (5) Borrower pays all third-party costs (including reasonable outside attorneys’ fees) incurred by Lender relating to the transfer transaction, if any.

For purposes hereof, the term “CNL” shall mean CNL Hotels & Resorts, Inc.

For purposes hereof, the term “HHC” shall mean Hilton Hotel Corporation.

For purposes hereof, the term “CNL/HHC Affiliate” shall mean an entity in which (a) CNL and/or HHC owns 100% ownership interest, directly or indirectly, and (b) CNL and/or HHC manages and controls, directly or indirectly, affairs and decisions of the CNL/HHC Affiliate, including, without limitation, the day-to-day and major/strategic management, business, operations, accounting and investment affairs and decisions.

For purposes hereof, the term “Key Party” shall mean Borrower, any general partner or managing member of Borrower, any general partner or managing member of any general partner or managing member of Borrower, Guarantor, Manager (or other manager) under the Management Agreement, and Operating Lessee (or other tenant) under the Operating Lease.

Section 5.03   Permitted Admission. Notwithstanding the terms and conditions of Section 5.01, provided Borrower satisfies each and all of the Admission Conditions (defined below), the following shall be deemed a “Permitted Admission”: the admission of any person or entity that is not CNL, HHC or a CNL/HHC Affiliate into CNL HHC Partners, LP or into any entity that has a direct or indirect interests in CNL HHC Partners, LP in connection with a publicly traded stock transaction or any public or private offering of equity ownership interests, provided that upon giving effect to the admission, HHC, CNL or CNL/HHC Affiliate shall own a majority interest, directly or indirectly, in Borrower and all Key Parties and HHC, CNL or CNL/HHC Affiliate shall manage and control, directly or indirectly, the affairs and decisions of Borrower and all Key Parties, including, without limitation, the day-to-day and major/strategic management, business, operations, accounting and investment affairs and decisions (without limiting the generality of the foregoing, the admitted party may have consent rights over new or “elective” transactions, which consent rights shall not pertain to the operation of the Property or any rights, duties, or obligations under the Documents).

For purposes hereof, the term “Admission Conditions” means: (1) there shall be no material adverse change in the financial condition Borrower or any Key Party as a result of the admission, (2) the admitted party is a Person which has financial capability, creditworthiness, and reputation reasonably approved by Lender, (3) not less than thirty (30) days prior to the admission, Borrower shall deliver to Lender (a) a written notice of the subject admission, and (b) copies of all applicable amendments to the organization documents of Borrower or any Key Party that is the subject of the admission, if any; (4) the Loan is current, there exists no Event of Default under any Document except only a non-monetary Event of Default that shall be fully cured immediately upon the consummation of the admission contemplated in this section, and there exists no other event, which, with the giving of notice or the passage of time or both, would constitute an Event of Default under the Documents, except only an event that shall be fully remedied or cured immediately upon the consummation of the admission contemplated in this section; (5) Borrower pays Lender a fee equal to $20,000 for each admission, and (6) Borrower pays all third-party costs incurred by Lender relating to the admission transaction, if any.

ARTICLE VI  - DEFAULTS AND REMEDIES

Section 6.01   Events of Default The following shall be an “Event of Default”:

(a)  any payment required under any of the Documents is not made when due and such failure continues for five (5) days after written notice from Lender; provided, however, that if Lender gives one (1) notice of a monetary default within any twelve (12) month period, Borrower shall have no further right to any notice of monetary default during that twelve (12) month period;

(b)  except for defaults listed in the other subsections of this Section 6.01, any failure to perform or comply for any reason with any other provision contained in any of the Documents and such failure is not cured within the applicable grace period in that document (if any), or if no grace period is provided in that document, within thirty (30) days of Lender providing written notice thereof (the “Grace Period”); provided, however, the Grace Period shall be extended for up to an additional sixty (60) days (for a total of ninety (90) days from the date of default) if (i) a cure is immediately commenced and diligently pursued, and Borrower delivers (within the Grace Period) to Lender a written request for more time to cure and (ii) Lender determines in good faith that (1) such default cannot be cured within the Grace Period but can be cured within ninety (90) days after the default, (2) no lien or security interest created by the Documents will be impaired prior to completion of such cure, and (3) Lender’s immediate exercise of any remedies provided hereunder or by law is not necessary for the protection or preservation of the Property or Lender’s security interest ;

(c)  if any representation made (i) in connection with the Loan or Obligations or (ii) in the Loan application executed by Borrower in connection with the Loan or in any Documents shall be false or misleading in any material respect;

(d)  if any default under Article V occurs;

(e)  if any Borrower under the Documents shall (i) become insolvent, (ii) make a transfer in fraud of creditors, (iii) make an assignment for the benefit of its creditors, (iv) not be able to pay its debts as such debts become due, or (v) admit in writing its inability to pay its debts as they become due;

(f)  if any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding, or any other proceedings for the relief of debtors, is instituted by or against Borrower, and, if instituted against Borrower, is allowed, consented to, or not dismissed within the earlier to occur of (i) ninety (90) days after such institution or (ii) the filing of an order for relief;

(g)  if any of the events in Sections 6.01 (e) or (f) shall occur with respect to any (i) managing member of Borrower, (ii) general partner of Borrower, or (iii) guarantor of payment or performance of any of the Obligations;

(h)  if the Property shall be taken, attached, or sequestered on execution or other process of law in any action against Borrower;

(i)  if any default occurs under the Environmental Indemnity (defined below) and such default is not cured within any applicable grace period in that document;

(j)  if any default occurs under the Recourse Liabilities Guaranty by Guarantor dated of even date herewith and such default is not cured within any applicable grace period in that document;

(k)  if any default occurs under the Lessee Security Agreement related to the Property by Operating Lessee dated of even date herewith and such default is not cured within any applicable grace period in that document;

(l)  if Borrower shall fail at any time to obtain, maintain, renew, or keep in force the insurance policies required by Section 3.06 within ten (10) days after written notice;

(m)  if Borrower shall be in default under any other mortgage or security agreement covering any part of the Property, whether it be superior or junior in lien to this Instrument, which default is not cured within any applicable grace period (if any) set forth in such other mortgage or security agreement;

(n)  if any claim of priority (except based upon a Permitted Encumbrance) to the Documents by title, lien, or otherwise shall be upheld by any court of competent jurisdiction or shall be consented to by Borrower; or

(o)  (i) the consummation by Borrower of any transaction which would cause (A) the Loan or any exercise of Lender’s rights under the Documents to constitute a non-exempt prohibited transaction under ERISA or (B) a violation of a state statute regulating governmental plans; (ii) the failure of any representation in Section 3.11 to be true and correct in all respects; or (iii) the failure of Borrower to provide Lender with the written certifications required under Section 3.11.

It is expressly acknowledged and agreed by Borrower that any Event of Default under any Document shall constitute an immediate Event of Default under this Instrument, and Lender shall have no obligation to give and Borrower shall have no right to receive, any additional notice and/or opportunity to cure said Event of Default.

Section 6.02   Remedies. If an Event of Default occurs, Lender or any person designated by Lender may (but shall not be obligated to) take any action (separately, concurrently, cumulatively, and at any time and in any order) permitted under any Laws, without notice, demand, presentment, or protest (all of which are hereby waived), to protect and enforce Lender’s rights under the Documents or Laws including the following actions:

(a)  accelerate and declare the entire unpaid Obligations immediately due and payable, except for defaults under Section 6.01 (f), (g), or (h) which shall automatically make the Obligations immediately due and payable;

(b)  judicially or otherwise, (i) completely foreclose this Instrument or (ii) partially foreclose this Instrument for any portion of the Obligations due and the lien and security interest created by this Instrument shall continue unimpaired and without loss of priority as to the remaining Obligations not yet due;

(c)  sell for cash or upon credit the Property and all right, title and interest of Borrower therein and rights of redemption thereof, pursuant to power of sale;

(d)  recover judgment on the Note either before, during or after any proceedings for the enforcement of the Documents and without any requirement of any action being taken to (i) realize on the Property or (ii) otherwise enforce the Documents;

(e)  seek specific performance of any provisions in the Documents;

(f)  apply for the appointment of a receiver, custodian, trustee, liquidator, or conservator of the Property without (i) notice to any person, (ii) regard for (A) the adequacy of the security for the Obligations or (B) the solvency of Borrower or any person liable for the payment of the Obligations; and Borrower and any person so liable waives or shall be deemed to have waived the foregoing and any other objections to the fullest extent permitted by Laws and consents or shall be deemed to have consented to such appointment;

(g)  with or without entering upon the Property, (i) exclude Borrower and any person from the Property without liability for trespass, damages, or otherwise, (ii) take possession of, and Borrower shall surrender on demand, all books, records, and accounts relating to the Property, (iii) give notice to Tenants or any person, make demand for, collect, receive, sue for, and recover in its own name all Rents and cash collateral derived from the Property; (iv) use, operate, manage, preserve, control, and otherwise deal with every aspect of the Property including (A) conducting its business, (B) insuring it, (C) making all repairs, renewals, replacements, alterations, additions, and improvements to or on it, (D) completing the construction of any Improvements in manner and form as Lender deems advisable, and (E) executing, modifying, enforcing, and terminating new and existing Leases and reservations on such terms as Lender deems advisable and evicting any Tenants in default; (v) apply the receipts from the Property to payment of the Obligations, in any order or priority determined by Lender, after first deducting all Costs, expenses, and liabilities incurred by Lender in connection with the foregoing operations and all amounts needed to pay the Impositions and other expenses of the Property, as well as just and reasonable compensation for the services of Lender and its attorneys, agents, and employees; and/or (vi) in every case in connection with the foregoing, exercise all rights and powers of Borrower or Lender with respect to the Property, either in Borrower’s name or otherwise;

(h)  release any portion of the Property for such consideration, if any, as Lender may require without, as to the remainder of the Property, impairing or affecting the lien or priority of this Instrument or improving the position of any subordinate lienholder with respect thereto, except to the extent that the Obligations shall have been actually reduced, and Lender may accept by assignment, pledge, or otherwise any other property in place thereof as Lender may require without being accountable for so doing to any other lienholder;

(i)  apply any Deposits to the following items in any order and in Lender’s sole discretion: (A) the Obligations, (B) Costs, (C) advances made by Lender under the Documents, and/or (D) Impositions;

(j)  take all actions permitted under the UCC of the Property State including (i) the right to take possession of all tangible and intangible personal property now or hereafter included within the Property (“Personal Property”) and take such actions as Lender deems advisable for the care, protection and preservation of the Personal Property and (ii) request Borrower at its expense to assemble the Personal Property and make it available to Lender at a convenient place acceptable to Lender. Any notice of sale, disposition or other intended action by Lender with respect to the Personal Property sent to Borrower at least ten (10) days prior to such action shall constitute commercially reasonable notice to Borrower; or

(k)  take any other action permitted under any Laws.

If Lender exercises any of its rights under Section 6.02(g), Lender shall not (a) be deemed to have entered upon or taken possession of the Property except upon the exercise of its option to do so, evidenced by its demand and overt act for such purpose; (b) be deemed a Lender or mortgagee in possession by reason of such entry or taking possession; nor (c) be liable (i) to account for any action taken pursuant to such exercise other than for Rents actually received by Lender, (ii) for any loss sustained by Borrower resulting from any failure to lease the Property, or (iii) any other act or omission of Lender except for losses caused by Lender’s willful misconduct or gross negligence. Borrower hereby consents to, ratifies, and confirms the exercise by Lender of its rights under this Instrument and appoints Lender as its attorney-in-fact, which appointment shall be deemed to be coupled with an interest and irrevocable, for such purposes.

Section 6.03   Expenses. All Costs, expenses, or other amounts paid or incurred by Lender in the exercise of its rights under the Documents, together with interest thereon at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws, shall be (a) part of the Obligations, (b) secured by this Instrument, and (c) allowed and included as part of the Obligations in any foreclosure, decree for sale, or other judgment or decree enforcing Lender’s rights under the Documents.

Section 6.04   Rights Pertaining to Sales. To the extent permitted under (and in accordance with) any Laws, the following provisions shall, as Lender may determine in its sole discretion, apply to any sales of the Property under Article VI, whether by judicial proceeding, judgment, decree, power of sale, foreclosure or otherwise: (a) Lender may conduct multiple sales of any part of the Property in separate tracts or in its entirety and Borrower waives any right to require otherwise; (b) any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice; and (c) Lender may acquire the Property and, in lieu of paying cash, may pay by crediting against the Obligations the amount of its bid, after deducting therefrom any sums which Lender is authorized to deduct under the provisions of the Documents.

Section 6.05   Applications of Proceeds. Any proceeds received from any sale or disposition under Article VI or otherwise, together with any other sums held by Lender, shall, except as expressly provided to the contrary, be applied in the order determined by Lender to: (a) payment of all Costs and expenses of any enforcement action or foreclosure sale, including interest thereon at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws, (b) all taxes, Assessments, and other charges unless the Property was sold subject to these items; (c) payment of the Obligations in such order as Lender may elect; (d) payment of any other sums secured or required to be paid by Borrower; and (e) payment of the surplus, if any, to any person lawfully entitled to receive it. Borrower and Lender intend and agree that during any period of time between any foreclosure judgment that may be obtained and the actual foreclosure sale that the foreclosure judgment will not extinguish the Documents or any rights contained therein including the obligation of Borrower to pay all Costs and to pay interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws.

Section 6.06   Additional Provisions as to Remedies. No failure, refusal, waiver, or delay by Lender to exercise any rights under the Documents upon any default or Event of Default shall impair Lender’s rights or be construed as a waiver of, or acquiescence to, such or any subsequent default or Event of Default. No recovery of any judgment by Lender and no levy of an execution upon the Property or any other property of Borrower shall affect the lien and security interest created by this Instrument and such liens, rights, powers, and remedies shall continue unimpaired as before. Lender may resort to any security given by this Instrument or any other security now given or hereafter existing to secure the Obligations, in whole or in part, in such portions and in such order as Lender may deem advisable, and no such action shall be construed as a waiver of any of the liens, rights, or benefits granted hereunder. Acceptance of any payment after any Event of Default shall not be deemed a waiver or a cure of such Event of Default and such acceptance shall be deemed an acceptance on account only. If Lender has started enforcement of any right by foreclosure, sale, entry, or otherwise and such proceeding shall be discontinued, abandoned, or determined adversely for any reason, then Borrower and Lender shall be restored to their former positions and rights under the Documents with respect to the Property, subject to the lien and security interest hereof.

Section 6.07   Waiver of Rights and Defenses. To the fullest extent Borrower is not prohibited from doing so under Laws, Borrower (a) will not at any time insist on, plead, claim, or take the benefit of any statute or rule of law now or later enacted providing for any appraisement, valuation, stay, extension, moratorium, redemption, or any statute of limitations; (b) for itself, its successors and assigns, and for any person ever claiming an interest in the Property (other than Lender), waives and releases all rights of redemption, reinstatement, valuation, appraisement, notice of intention to mature or declare due the whole of the Obligations, all rights to a marshaling of the assets of Borrower, including the Property, or to a sale in inverse order of alienation, in the event of foreclosure of the liens and security interests created under the Documents; (c) shall not be relieved of its obligation to pay the Obligations as required in the Documents nor shall the lien or priority of the Documents be impaired by any agreement renewing, extending, or modifying the time of payment or the provisions of the Documents (including a modification of any interest rate), unless expressly released, discharged, or modified by such agreement. Regardless of consideration and without any notice to or consent by the holder of any subordinate lien, security interest, encumbrance, right, title, or interest in or to the Property, Lender may (a) release any person liable for payment of the Obligations or any portion thereof or any part of the security held for the Obligations or (b) modify any of the provisions of the Documents without impairing or affecting the Documents or the lien, security interest, or the priority of the modified Documents as security for the Obligations over any such subordinate lien, security interest, encumbrance, right, title, or interest.

ARTICLE VII  - SECURITY AGREEMENT

Section 7.01   Security Agreement. This Instrument constitutes both a real property mortgage and a “security agreement” within the meaning of the UCC The Property includes real and personal property and all tangible and intangible rights and interest of Borrower in the Property. Borrower grants to Lender, as security for the Obligations, a security interest in the Personal Property to the fullest extent that the same may be subject to the UCC Borrower authorizes Lender to file any financing or continuation statements and amendments thereto relating to the Personal Property without the signature of Borrower if permitted by Laws.

ARTICLE VIII  - LIMITATION ON PERSONAL LIABILITY AND INDEMNITIES

Section 8.01   Recourse Liability. The provisions of Paragraphs 9 and 10 of the Note are incorporated into this Instrument as if such provisions were set forth in their entirety in this Instrument.

Section 8.02   General Indemnity. Borrower agrees that while Lender has no liability to any person in tort or otherwise as lender and that Lender is not an owner or operator of the Property, Borrower shall, at its sole expense, protect, defend, release, indemnify and hold harmless (“indemnify”) the Indemnified Parties (defined below) from any Losses (defined below) imposed on, incurred by, or asserted against the Indemnified Parties, directly or indirectly, arising out of or in connection with the Property, Loan, or Documents, including Losses; provided, however, that the foregoing indemnities shall not apply to any Losses caused by the gross negligence or willful misconduct of the Indemnified Parties. The term “Losses” shall mean any claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, expenses, fines, penalties, charges, fees, judgments, awards, and amounts paid in settlement of whatever kind including attorneys’ fees (both in-house staff and retained attorneys) and all other costs of defense. The term “Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Note, (c) any existing or prior servicer of the Loan, (d) the officers, directors, shareholders, partners, members, employees and trustees of any of the foregoing, and (e) the heirs, legal representatives, successors and assigns of each of the foregoing.

Section 8.03   Transaction Taxes Indemnity. Borrower shall, at its sole expense, indemnify the Indemnified Parties from all Losses imposed upon, incurred by, or asserted against the Indemnified Parties or the Documents relating to Transaction Taxes.

Section 8.04   ERISA Indemnity. Borrower shall, at its sole expense, indemnify the Indemnified Parties against all Losses imposed upon, incurred by, or asserted against the Indemnified Parties (a) as a result of a Violation, (b) in the investigation, defense, and settlement of a Violation, (c) as a result of a breach of the representations in Section 3.11 or default thereunder, (d) in correcting any prohibited transaction or the sale of a prohibited loan, and (e) in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion.

Section 8.05   Environmental Indemnity. Borrower and other persons, if any, have executed and delivered the Environmental Indemnity Agreement dated the date hereof to Lender (“Environmental Indemnity”).

Section 8.06   Duty to Defend, Costs and Expenses. Upon request, whether Borrower’s obligation to indemnify Lender arises under Article VIII or in the Documents, Borrower shall defend the Indemnified Parties (in Borrower’s or the Indemnified Parties’ names) by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, the Indemnified Parties may, in their sole discretion, engage their own attorneys and professionals to defend or assist them and, at their option, their attorneys shall control the resolution of any claims or proceedings. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse and/or indemnify the Indemnified Parties for all Costs imposed on, incurred by, or asserted against the Indemnified Parties by reason of any items set forth in this Article VIII and/or the enforcement or preservation of the Indemnified Parties’ rights under the Documents. Any amount payable to the Indemnified Parties under this Section shall (a) be deemed a demand obligation, (b) be part of the Obligations, (c) bear interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws, until paid if not paid on demand, and (d) be secured by this Instrument.

Section 8.07   Recourse Obligation and Survival. Notwithstanding anything to the contrary in the Documents and in addition to the recourse obligations in the Note, the obligations of Borrower under Sections 8.03, 8.04, 8.05, and 8.06 shall be a full recourse obligation of Borrower, shall not be subject to any limitation on personal liability in the Documents, and shall survive (a) repayment of the Obligations, (b) any termination, satisfaction, assignment or foreclosure of this Instrument, (c) the acceptance by Lender (or any nominee) of a deed in lieu of foreclosure, (d) a plan of reorganization filed under the Bankruptcy Code, or (e) the exercise by the Lender of any rights in the Documents. Borrower’s obligations under Article VIII shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal by any insurance carrier to perform any obligation under any applicable insurance policy.

ARTICLE IX  - ADDITIONAL PROVISIONS

Section 9.01   Usury Savings Clause. All agreements in the Documents are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid under the Documents for the use, forbearance, or detention of money exceed the highest lawful rate permitted by Laws. If, at the time of performance, fulfillment of any provision of the Documents shall involve transcending the limit of validity prescribed by Laws, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If Lender shall ever receive as interest an amount which would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and (a) shall be canceled automatically or (b) if paid, such excess shall be (i) credited against the principal amount of the Obligations to the extent permitted by Laws or (ii) rebated to Borrower if it cannot be so credited under Laws (in which event, no Prepayment Premium shall be due with respect to the amount so credited). Furthermore, all sums paid or agreed to be paid under the Documents for the use, forbearance, or detention of money shall to the extent permitted by Laws be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Obligations for so long as the Obligations are outstanding.

Section 9.02   Notices. Any notice, request, demand, consent, approval, direction, agreement, or other communication (any “notice”) required or permitted under the Documents shall be in writing and shall be validly given if sent by a nationally-recognized courier that obtains receipts, delivered personally by a courier that obtains receipts, or mailed by United States certified mail (with return receipt requested and postage prepaid) addressed to the applicable person as follows, or by facsimile followed by a confirmation delivered in the manner provided above:

If to Borrower:

PH Hotel Partners, LP
c/o CNL Hospitality Corp.
420 South Orange Avenue, Suite 700
Orlando, Florida 32801-3313
Attention: Chief General Counsel
Facsimile: (407) 540-2702

With a copy to:
Greenburg Traurig P.A.
450 S. Orange Avenue, Suite 650
Orlando, FL 32801
Attention: Michael J. Sullivan, Esq.
Facsimile: (407) 650-8425

And a copy to:
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 N. Eola Drive
Orlando, FL 32802-2806
Attention: Richard J. Fildes, Esq.
Facsimile: (407) 843-4444

If to Lender:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Prudential Asset Resources
2200 Ross Avenue
Suite 4900-E
Dallas, Texas 75201
Attention: Asset Management Department
Reference Loan No. 70-6-106-306

with a copy to:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Prudential Asset Resources
2200 Ross Avenue
Suite 4900-E
Dallas, Texas 75201
Attention: Legal Department
Reference Loan No. 70-6-106-306

And a copy to:
DLA Piper Rudnick Gray Cary US LLP
153 Townsend Street, 8th Floor
San Francisco, CA 94107
Attention: Stephen A. Cowan, Esq.
Facsimile: (415) 836-2500

Each notice shall be effective upon being so sent, delivered, or mailed, but the time period for response or action shall run from the date of receipt as shown on the delivery receipt. Refusal to accept delivery or the inability to deliver because of a changed address for which no notice was given shall be deemed receipt. Any party may periodically change its address for notice and specify up to two (2) additional addresses for copies by giving the other party at least ten (10) days’ prior notice.

Section 9.03   Sole Discretion of Lender. Except as otherwise expressly stated, whenever Lender’s judgment, consent, or approval is required or Lender shall have an option or election under the Documents, such judgment, the decision as to whether or not to consent to or approve the same, or the exercise of such option or election shall be in the sole and absolute discretion of Lender.

Section 9.04   Applicable Law and Submission to Jurisdiction. The validity and interpretation of this Instrument and of all other documents evidencing or securing the Obligations shall be construed in accordance with the laws of the State of Florida, except that the laws of the State of Michigan shall govern any question regarding the creation, perfection and priority of, or procedures for enforcing the lien on, real property granted Lender under this Instrument. Questions concerning the availability of a post-foreclosure deficiency, any requirement to exhaust security, the availability of personal judgments against and recourse to the Borrower, the order in which a creditor exercises its remedies and the effect of exercising remedies are not questions concerning the creation, perfection or priority of, or procedures for enforcing the lien on, real property and shall be governed by the laws of Florida. Without limiting Lender’s right to bring any action or proceeding against Borrower or the Property relating to the Obligations (an “Action”) in the courts of other jurisdictions, Borrower irrevocably (a) submits to the jurisdiction of any state or federal court in Michigan and in Florida, (b) agrees that any Action may be heard and determined in such court, and (c) waives, to the fullest extent permitted by Laws, the defense of an inconvenient forum to the maintenance of any Action in such jurisdiction.

Section 9.05   Construction of Provisions. The following rules of construction shall apply for all purposes of this Instrument unless the context otherwise requires: (a) all references to numbered Articles or Sections or to lettered Exhibits are references to the Articles and Sections hereof and the Exhibits annexed to this Instrument and such Exhibits are incorporated into this Instrument as if fully set forth in the body of the Instrument; (b) all Article, Section, and Exhibit captions are used for convenience and reference only and in no way define, limit, or in any way affect this Instrument; (c) words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa; (d) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Instrument; (e) all obligations of Borrower hereunder shall be performed and satisfied by or on behalf of Borrower at Borrower’s sole expense; (f) the terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to”; (g) the terms “Property”, “Land”, “Improvements”, and “Personal Property” shall be construed as if followed by the phrase “or any part thereof”; (h) the term “Obligations” shall be construed as if followed by the phrase “or any other sums secured hereby, or any part thereof”; (i) the term “person” shall include natural persons, firms, partnerships, corporations, governmental authorities or agencies, and any other public or private legal entities; (j) the term “provisions,” when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase “terms, covenants, agreements, requirements, and/or conditions”; (k) the term “lease” shall mean “tenancy, subtenancy, lease, sublease, or rental agreement,” the term “lessor” shall mean “landlord, sublandlord, lessor, and sublessor,” and the term “Tenants” or “lessee” shall mean “tenant, subtenant, lessee, and sublessee”; (l) the term “owned” shall mean “now owned or later acquired”; (m) the terms “any” and “all” shall mean “any or all”; and (n) the term “on demand” or “upon demand” shall mean “within five (5) business days after written notice”.

Section 9.06   Transfer of Loan. Lender may, at any time, (i) sell, transfer or assign the Documents and any servicing rights with respect thereto or (ii) grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (collectively, the “Securities”). Lender may forward to any purchaser, transferee, assignee, servicer, participant, or investor in such Securities (collectively, “Investors”), to any Rating Agency (defined below) rating such Securities and to any prospective Investor, all documents and information which Lender now has or may later acquire relating to the Obligations, Borrower, any guarantor, any indemnitor(s), the Leases, and the Property, whether furnished by Borrower, any guarantor, any indemnitor(s) or otherwise, as Lender determines advisable. Borrower, any guarantor and any indemnitor agree to cooperate with Lender in connection with any transfer made or any Securities created pursuant to this Section including the delivery of an estoppel certificate in accordance with Section 3.16 and such other documents as may be reasonably requested by Lender. Borrower shall also furnish any consent of Borrower, any guarantor and any indemnitor in order to permit Lender to furnish such Investors or such prospective Investors or such Rating Agency with any and all information concerning the Property, the Leases, the financial condition of Borrower, any Guarantor and any indemnitor, as may be reasonably requested by Lender, any Investor, any prospective Investor or any Rating Agency and which may be complied with without undue expense. Lender shall require that such prospective Investors and Rating Agencies comply with reasonable confidentiality restrictions respecting the financial information concerning Guarantor and CNL HHC Partners, LP, provided the subject financial information concerning Guarantor and CNL HHC Partners, LP, is not otherwise available to Lender or the public by electronic or hard copy publications, and Lender shall have no liability whatsoever for any claim or loss arising from and such Investors or Rating Agencies failing to comply with the terms thereof. “Rating Agency” shall mean any one ore more credit rating agencies approved by Lender.

Section 9.07   Miscellaneous. If any provision of the Documents shall be held to be invalid, illegal, or unenforceable in any respect, this shall not affect any other provisions of the Documents and such provision shall be limited and construed as if it were not in the Documents. If title to the Property becomes vested in any person other than Borrower, Lender may, without notice to Borrower, deal with such person regarding the Documents or the Obligations in the same manner as with Borrower without in any way vitiating or discharging Borrower’s liability under the Documents or being deemed to have consented to the vesting. If both the lessor’s and lessee’s interest under any Lease ever becomes vested in any one person, this Instrument and the lien and security interest created hereby shall not be destroyed or terminated by the application of the doctrine of merger and Lender shall continue to have and enjoy all its rights and privileges as to each separate estate. Upon foreclosure of this Instrument, none of the Leases shall be destroyed or terminated as a result of such foreclosure, by application of the doctrine of merger or as a matter of law, unless Lender takes all actions required by law to terminate the Leases as a result of foreclosure. All of Borrower’s covenants and agreements under the Documents shall run with the land and time is of the essence. Borrower appoints Lender, as its attorney-in-fact, which appointment is irrevocable and shall be deemed to be coupled with an interest, with respect to the execution, acknowledgment, delivery, filing or recording for and in the name of Borrower of any of the documents reasonably required to give effect to the rights, covenants, provisions and requirements set forth in Sections 3.04, 3.19, 4.01 and 6.02 of this Instrument. The Documents cannot be amended, terminated, or discharged except in a writing signed by the party against whom enforcement is sought. No waiver, release, or other forbearance by Lender will be effective unless it is in a writing signed by Lender and then only to the extent expressly stated. The provisions of the Documents shall be binding upon Borrower and its heirs, devisees, representatives, successors, and assigns including successors in interest to the Property and inure to the benefit of Lender and its heirs, successors, substitutes, and assigns. Where two or more persons have executed the Documents, the obligations of such persons shall be joint and several, except to the extent the context clearly indicates otherwise. The Documents may be executed in any number of counterparts with the same effect as if all parties had executed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Document which is not of public record, and, in the case of any mutilation, upon surrender and cancellation of the Document, Borrower will issue, in lieu thereof, a replacement Document, dated the date of the lost, stolen, destroyed or mutilated Document containing the same provisions. Any reviews, inspections, reports, approvals or similar items conducted, made or produced by or on behalf of Lender with respect to Borrower, the Property or the Loan are for loan underwriting and servicing purposes only, and shall not constitute an acknowledgment, representation or warranty of the accuracy thereof, or an assumption of liability with respect to Borrower, Borrower's contractors, architects, engineers, employees, agents or invitees, present or future tenants, occupants or owners of the Property, or any other party.

Section 9.08   Entire Agreement. Except as provided in Section 3.17, (a) the Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the Loan and supersede all prior written or oral understandings and agreements with respect to the Loan including the Loan application and Loan commitment and (b) Borrower is not relying on any representations or warranties of Lender except as expressly set forth in the Documents.

Section 9.09   WAIVER OF TRIAL BY JURY. TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, BORROWER AND LENDER BY LENDER’S ACCEPTANCE OF THIS INSTRUMENT HEREBY AGREES TO, AND DOES, WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE LOAN, ANY DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT BETWEEN INDEMNITOR AND LENDER RELATING TO THE LOAN, THE DOCUMENTS, THE PROPERTY OR ANY DEALINGS BETWEEN BORROWER AND LENDER RELATING TO THE SUBJECT MATTER OF ANY OF THE DOCUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES (EACH A “DISPUTE,” AND COLLECTIVELY, ANY OR ALL, THE “DISPUTES”) OF ANY KIND WHATSOEVER THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE LOAN, ANY DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT BETWEEN BORROWER AND LENDER RELATING TO THE LOAN, THE DOCUMENTS, THE PROPERTY OR ANY DEALINGS BETWEEN BORROWER AND LENDER RELATING TO THE SUBJECT MATTER OF ANY OF THE DOCUMENTS, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW OR STATUTORY CLAIMS. BORROWER AND LENDER EACH ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTERING INTO THIS INSTRUMENT AND ALL OTHER AGREEMENTS AND INSTRUMENTS PROVIDED FOR HEREIN, AND THAT EACH WILL CONTINUE TO BE BOUND BY AND RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER EACH FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS INSTRUMENT OR ANY OTHER DOCUMENT OR DOCUMENT ENTERED INTO BETWEEN BORROWER AND LENDER IN CONNECTION WITH THIS INSTRUMENT OR ANY DOCUMENT. IN THE EVENT OF LITIGATION, THIS INSTRUMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY.

BORROWER’S INITIAL: __________

Section 9.10   Partial Release. This Instrument is subject to the Partial Release provision set forth in Section 15 of the Note to which reference is hereby made.

Section 9.11   Property Substitutions. This Instrument is subject to the Property Substitutions provision set forth in Section 16 of the Note to which reference is hereby made.

ARTICLE X  - LOCAL LAW PROVISIONS

Section 10.01 Non-judicial Foreclosure. Lender may foreclose this Instrument by advertisement pursuant to the statutes in such case made and provided, in addition to all other rights and remedies hereunder. By execution of this Instrument, Borrower hereby grants to Lender the power to sell and convey the Property at public sale in accordance with the statutes providing therefor in connection with a foreclosure of this Instrument.

Section 10.02 Michigan Statutes Regarding Assignment of Rents. The Lender shall be entitled to all the rights and remedies conferred by Act No. 210 of the Michigan Public Acts of 1953 as amended by Act No. 151 of the Michigan Public Acts of 1966 (MCLA 554.231 et seq.) or Act No. 228 of the Michigan Public Acts of 1925, as amended by Act No. 55 of the Michigan Public Acts of 1933 (MCLA 554.211 et seq.), whichever is applicable. The assignment of Rents provided for in this Instrument and in any separate instrument granting an Assignment of rents given in connection with this Instrument shall, notwithstanding anything to the contrary contained therein, constitute an assignment of rents pursuant to MCLA 554.231 et seq. or MCLA 554.211 et seq., whichever is applicable, and shall be interpreted and applied in accordance therewith.

Section 10.03 Waste. The failure of the Borrower to pay any taxes or assessments assessed against the Property, or any installment thereof, or any premiums payable with respect to any insurance policy covering the Property, shall constitute waste, as provided by Act No. 236 of the Michigan Public Acts of 1961 as amended (MCL 600.2927). The Borrower further hereby consents to the appointment of a receiver under said statute, should Lender elect to seek such relief thereunder.

Section 10.04 Alcoholic Beverage License. At the time of any foreclosure sale under the Instrument, or any deed in lieu of foreclosure, the Borrower shall, at Borrower's expense and without additional consideration to Borrower, immediately take all actions required under applicable laws, regulations, rules, and policies to transfer the Liquor Licenses to the person or entity which acquires title to the Property pursuant to such foreclosure or deed in lieu of foreclosure. Such actions shall include, without limitation, filing with the local division of the State of Michigan Liquor Control Commission such affidavits, applications, declarations, documents and other materials to be executed or provided by Borrower as may be necessary or appropriate to effect such transfer, and Borrower shall thereafter diligently pursue such transfer in order to consummate the same as soon as reasonably possible. Borrower’s obligations under this Section 10.05 shall survive any foreclosure of the Instrument or any deed in lieu of foreclosure.

Section 10.5 Future Advance Mortgage. This Mortgage secures future advances and is a future advance mortgage under Act No. 348 of the Michigan Public Acts of 1990 (MCL 565.901 et seq.).

Section 10.6 Principals of Construction. In the event of any inconsistencies between the terms and conditions of this Article X and the terms and conditions of this Instrument, the terms and conditions of this Article X shall control and be binding.

ARTICLE XI  - OPERATING LEASE PROVISIONS

Borrower hereby covenants, represents and warrants to Lender with respect to the Operating Lease as follows:

(a)  There is and has been no default in the performance of the Operating Lease by Borrower nor, to the best of Borrower’s knowledge, by Operating Tenant with respect to the Property, nor has any event occurred or condition arisen to the best knowledge of Borrower which, with the passage of time, or the giving of notice, or both, would constitute a default under or a breach of the Operating Lease by the Borrower and or the Operating Tenant.

(b)  All rents, additional rents, percentage rents and all other charges due and payable under the Operating Lease have been fully paid to the extent same were payable prior to the date hereof.

(c)  Except as otherwise previously disclosed in writing by Borrower to Lender, the Operating Lease covers one hundred percent (100%) of the leasehold interest in and to the Property demised thereby, and Borrower is the owner of the entire tenant's interest in, to and under the Operating Lease and has the right and authority under such Operating Lease to execute this Instrument and to encumber Borrower's interest therein.

(d)  Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the terms, covenants and conditions required to be performed and observed by Borrower as landlord under the Operating Lease, and shall use its best efforts to cause the Operating Tenant thereunder to promptly and timely perform and observe all the terms, covenants and conditions required to be performed and observed by such Operating Tenant as tenant under the Operating Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Operating Lease). Any default by Borrower and/or the Operating Tenant under the Operating Lease shall constitute a default by Borrower under this Investment.

(e)  If Borrower and/or the Operating Tenant shall violate any of the covenants specified in (d) above, Borrower grants to Lender the right (but not the obligation), without notice to Borrower, to take any action as may be necessary to prevent or cure any default of Borrower and/or Operating Tenant under the Operating Lease, if necessary to protect Lender's interest hereunder, and Lender shall have the right to enter all or any portion of the Property at such times and in such manner as Lender deems necessary, in order to prevent or to cure any such default.

(f)  The curing by Lender of any default by Borrower and/or Operating Tenant under the Operating Lease shall not remove or waive, as between Borrower and Lender, the default which occurred hereunder by virtue of the default by Borrower and/or Operating Tenant under such Operating Lease. All sums expended by Lender in order to cure any such default shall be paid by Borrower to Lender, upon demand, with interest thereon at the Default Rate unless prohibited by Laws. All such indebtedness shall be deemed to be secured by this Instrument. No action or payment taken or made by Lender to prevent or cure a default by Borrower and/or Operating Tenant under the Operating Lease shall waive or cure the corresponding default by Borrower under this Instrument.

(g)  Borrower shall notify Lender promptly in writing of (i) the occurrence of any material default by the Operating Tenant under the Operating Lease or the occurrence of any event which, with the passage of time or service of notice, or both, would constitute a material default by the Operating Tenant under the Operating Lease, and (ii) the receipt by Borrower of any notice (written or otherwise) from the tenant under the Operating Lease noting or claiming the occurrence of any default by Borrower under the Operating Lease or the occurrence of any event which, with the passage of time or service of notice, or both, would constitute a default by Borrower under the Operating Lease. Borrower shall deliver to Lender a copy of any such written notice of default.

(h)  Promptly upon demand by Lender from time to time, Borrower shall use reasonable efforts (other than payment to the landlord) to obtain from the tenant under the Operating Lease and furnish to Lender the estoppel certificate of such tenant stating the date through which rent has been paid and whether or not there are any defaults under the Operating Lease and specifying the nature of such claimed defaults, if any.

(i)  Borrower shall promptly notify Lender, in writing, of any request made by either party to the Operating Lease for arbitration or appraisal proceedings pursuant to the Operating Lease, and of the institution of any arbitration or appraisal proceedings, as well as of all proceedings thereunder, and shall promptly deliver to Lender a copy of the determination of the arbitrators or appraisers in each such arbitration or appraisal proceeding. Lender shall have the right (but not the obligation), following the delivery of written notice of Borrower, to participate in the appointment of any arbitrator or appraiser to be appointed by Borrower and to participate in such arbitration or appraisal proceedings in association with Borrower or on its own behalf as an interested party. Borrower shall promptly notify Lender, in writing, of the institution of any legal proceedings involving obligations under the Operating Lease. Lender may intervene in any such legal proceedings and be made a party to them. Borrower shall promptly provide Lender with a copy of any decisions rendered in connection with such proceedings.

(j)  Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under the Operating Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under this Instrument with respect to the Operating Lease. Borrower hereby irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents which are necessary to preserve any rights of Borrower under or with respect to the Operating Lease, including, without limitation, the right to effectuate any extension or renewal of the Operating Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the Operating Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(k)  Borrower shall not, without Lender's prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend, the Operating Lease. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications.

(l)  Any acquisition of the tenant's interest in the Operating Lease by Borrower or any affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of the landlord and tenant in the Operating Lease. In the event both the landlord's and tenant's estate under the Operating Lease or any portion thereof which constitutes a part of the Property, shall at any time become vested in one owner, this Instrument and the lien created hereby shall not be destroyed or terminated by application of the doctrine of merger unless Lender so elects as evidenced by recording a written declaration so stating and, unless and until Lender so elects, Lender shall continue to have and enjoy all of the rights and privileges of Lender and mortgagee as to the separate estates. In addition, upon the foreclosure of the lien created by this Instrument on the Property pursuant to the provisions hereof, any leases or subleases then existing and affecting all or any portion of the Property shall not be destroyed or terminated by application of the law of merger or as a matter of law or as a result of such foreclosure unless Lender or any purchaser at such foreclosure shall so elect. No act by or on behalf of Lender or any such purchaser shall constitute a termination of any lease or sublease unless Lender or such purchaser shall give written notice thereof to such tenant or subtenant.

(m)  Notwithstanding anything to the contrary herein contained with respect to the Operating Lease:

(i)  As security for the Obligations, Borrower hereby unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by Operating Tenant of the Operating Lease under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Operating Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of such tenant under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Obligations secured by this Instrument shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Operating Lease as aforesaid shall be applied first to all costs and expenses of Lender (including, without limitation, attorneys’ fees and costs) incurred in connection with the exercise of any of its rights or remedies under this Article XI and then in accordance with the other applicable provisions of this Instrument.

(ii)  If any action, proceeding, motion or notice shall be commenced or filed in respect of any Operating Tenant under the Operating Lease in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection therewith. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys' fees and costs) paid or incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of this Instrument. Lender shall be deemed a party to the Operating Lease (but shall not have any obligations thereunder) for purposes of Section 363 and 365 of the Bankruptcy Code, and shall have standing to appear and act as a party in interest in relation to any matter arising out of or related to the Operating Lease or the Property.

(iii)  Borrower shall promptly, after obtaining knowledge thereof, notify Lender orally of any filing by or against any Operating Tenant of a petition under the Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought therein. Borrower shall promptly deliver to Lender, following its receipt thereof, any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating thereto.

(n)  Borrower hereby grants and assigns to Lender a security interest in all prepaid rent and security deposits and all other security under the Operating Lease which Borrower may hold now or later for the performance of Operating Tenant’s obligations as the tenant under the Operating Lease.

(o)  Borrower shall ensure that all subleases entered into by any Operating Tenant (and all existing subleases modified or amended by Operating Tenant) shall provide that such subleases are subordinate to the lien of this Instrument and any extensions, replacements and modifications of this Instrument and the Obligations.

(p)  The Operating Lease has not been amended, modified, extended, renewed, substituted or assigned, and Borrower has delivered to Lender true, accurate and complete copy of the Operating Lease. Upon the request of Lender, Borrower shall deposit with Lender an original fully executed counterpart of the Operating Lease, as further security to the Lender, until all of the Obligations are fully paid and performed. Borrower hereby represents that the Operating Lease or a legally valid memorandum thereof has been properly filed or recorded in the city, town, county or parish records (as appropriate) in which the Land covered thereby is located and that the filing and recording data for the same is accurately set forth in Exhibit A attached hereto.

(q)  Borrower shall not waive, excuse, condone or in any way release or discharge the Operating Tenant under the Operating Lease or such Operating Tenant’s obligations, covenants and/or conditions under the Operating Lease without the prior written consent of Lender.

The generality of the provisions of this Article XI relating to the Operating Lease shall not be limited by other provisions of this Instrument setting forth particular obligations of Borrower which are also required of Borrower with respect to the Land.

(Signature pages follow)

IN WITNESS WHEREOF, the undersigned have executed this Instrument as of the day first set forth above.

AH HOTEL PARTNERS, LP, a Delaware limited partnership
By: AH HOTEL GP, LLC, a Delaware limited liability company Its: General Partner
By: /s / John X Brady, Jr. Name: John X. Brady, Jr. Title: Vice President
WITNESSED BY:

/s/ Peter Lopez
Print Name: Peter Lopez

WITNESSED BY:

/s/ Patti Cook
Print Name: Patti Cook

ACKNOWLEDGEMENTS

STATE OF Florida

COUNTY OF Orange

The foregoing instrument was acknowledged before me this 1st day of April, 2006, by John X. Brady                    , as Vice President          of  AH Hotel GP, LLC, general , partner of AH Hotel Partners, LP , on behalf of such entity. He/she is either personally known to me, or has produced a ____________________________ driver’s license as identification.

/s/ Peter Lopez
Printed Name: Peter Lopez
NOTARY PUBLIC
State of Florida at Large
(Notarial Seal)
My Commission Expires: December 14, 2007

Exhibit A

LEGAL DESCRIPTION OF THE PROPERTY

All that certain real property located in the City of Auburn Hills, County of Oakland, State of Michigan described as follows:

A part of the Northwest 1/4 of Section 26, Town 3 North, Range 10 East, City of Auburn Hills, Oakland County, Michigan, being more particularly described as: Commencing at the Northwest corner of Section 26; thence North 88 degrees 20 minutes 02 seconds East, 1,861.05 feet along the North line of said Section 26; thence South 07 degrees 58 minutes 22 seconds East, 120.73 feet to the Point of Beginning on the Westerly line of Executive Hills Boulevard; thence the following three courses along said line: (1) continuing South 07 degrees 58 minutes 22 seconds East, 96.36 feet, and (2) a curve to the left 380.96 feet, said curve having a radius of 1,380.00 feet, central angel of 15 degrees 49 minutes 01 second and a long chord bearing of South 15 degrees 52 minutes 53 seconds East, 379.75 feet, and (3) South 23 degrees 47 minutes 27 seconds East, 63.68 feet; thence South 88 degrees 20 minutes 02 seconds West, 653.07 feet; thence North 01 degree 39 minutes 58 seconds West, 522.90 feet; thence North 88 degrees 20 minutes 02 seconds East, 525.25 feet to the Point of Beginning.

Together with easements for installation, maintenance, repair and replacement of any telephone, cable television, optic cable or other communication lines or conduits, electrical lines or conduits, gas lines or similar utilities as reserved in deed recorded in Liber 10811, Page 639, Oakland County Records.

Commonly known as 2300 Featherstone, Auburn Hills, Michigan

Exhibit B
DESCRIPTION OF PERSONAL PROPERTY SECURITY

1. All existing and future machinery, apparatus, goods (including, without limitation, consumables and inventory), equipment, materials, fittings, fixtures, chattels, and tangible personal property, and all appurtenances and additions thereto and betterments, renewals, substitutions, and replacements thereof, owned by Borrower, wherever situate, and now or hereafter located on, attached to, contained in, or used or usable in connection with the real property described in Exhibit A attached hereto and incorporated herein (the “Land”), and all improvements located thereon (the “Improvements”) or placed on any part thereof, though not attached thereto, including, without limitation, all existing and future goods, materials, supplies, chattels, appliances, furniture, furnishings, televisions, radios, fixtures, equipment (including, without limitation, Borrower’s rights as lessee under leases of appliances, furniture, furnishings, fixtures and equipment), building service equipment, building materials and machinery, of every nature whatsoever now owned or later to be owned by Borrower, and attached or to be attached or affixed to, placed in or on or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Property or in any restaurant, bar, conference or retail facilities thereon, whether stored on the Property or elsewhere, and including any of the foregoing as may be held in storage, or in transit or otherwise earmarked for the Property or any other such facilities, including, but not limited to, all signs (whether detachable or affixed), pumping plants, engines, pipes, ditches and flumes; also all gas, electric, power, cooking, heating, cooling, air conditioning, lighting, laundry, refrigeration, incinerating and plumbing fixtures and equipment; also all pumps, tanks, motors, conduits, lifting, cleaning, fire prevention, fire extinguishing, ventilating, switchboards and communications apparatuses; also all elevators, escalators and related machinery and equipment; also all shades, awnings, blinds, curtains, drapes and attached and unattached floor coverings, including rugs and carpeting; also all television, radio and music cable antennae systems; also all screens, storm doors and windows; also all stoves, refrigerators, dishwashers and other appliances, attached cabinets, partitions, ducts and compressors; also all trees, plants and other items of landscaping; also all shuttle buses and vehicles of any nature whatsoever; also all visual and electronic surveillance systems, beds, dressers, cabinets, tables, chairs, mirrors, desks, wall coverings, clocks, lamps, televisions, radios, telephones, minibars, intercoms, blankets, linens, towels, pillows and bedspreads; also all kitchen, restaurant and other operating equipment, including, but not limited to, menus, dishes, china, silverware, glassware, uniforms, aprons, cooking utensils, tables, refrigerating units, stoves, microwave equipment, ovens, timers, cocktail lounge supplies, bars and bottles; also all food and beverages, fuel, soap, shampoos and lotions, all cleaning materials, matches, stationary and other crested or similar items; also all chaise lounges, swimming pool heaters and equipment, recreational equipment and maintenance supplies; and also all office supplies, telephones, facsimile machines, all other electronic communication systems and all security deposits relating to all of the foregoing.

2. All existing and future funds, accounts, deposits, instruments, drafts, letters of credit, documents, contract rights including, without limitation, all management agreements and franchise agreements, advance reservation contracts, general intangibles, notes, letters of credit in favor of Lender, and chattel paper arising from or by virtue of any transaction related to the Land, the Improvements, or any of the personal property described in this Exhibit B, including, without limitation, the FF&E Reserve that is established and funded from and after the date of this Instrument pursuant to the Pledge Agreement, operating accounts and reserve accounts, all checking accounts, time deposit accounts, interest bearing demand deposit accounts, non-interest bearing demand deposit accounts, management accounts, and all other accounts, and all now existing or hereafter arising rights of Borrower associated with the operation of the Property and any facilities on the Property or payment for rental of rooms, banquet rooms, conference rooms or other space or for goods sold or leased or for services rendered, whether or not yet earned by performance, including, without limiting the generality of the foregoing, all account receivables, all rights to payment from any third party, including, without limitation, any consumer credit/charge card organization or entity (including, without limitation, payments arising from use of the American Express Card, the Visa Card, the Carte Blanche Card, the Diners Club Card, the MasterCard, the Discover Card or any other credit, travel, and entertainment or similar card), reserves, deferred payments, refunds, cost savings, payments and deposits, no matter how evidenced and whether now or later to be received from third parties (including all earnest money sales or rental deposits) or deposited by Borrower with third parties (including all utility deposits), chattel paper, instruments, documents, notes, drafts and letters of credit (other than letters of credit in favor of Lender, if any), which arise from or relate to any business or operations now or later to be conducted on the Property, or to the Property and to all contracts and agreements which relate to the foregoing.

3. All existing and future permits, licenses (including, but not limited to, any operating licenses and liquor licenses), franchises, certificates, and other rights and privileges now held or hereafter acquired by Borrower in connection with the Land, the Improvements, or any of the personal property described in this Exhibit B, including, without limitation, all existing and future general intangibles relating to the entitlements, development, construction, ownership, use, occupancy or operation of the Property thereon, including, but not limited to, all governmental permits, licenses, applications, management agreements and all, franchise agreements, governmental licenses, permits, variances, approvals, agreements, authorizations and land use entitlements relating to construction on the Property or relating to the use or operation of the Property or any restaurant, bar, conference, retail and computer or computer related facilities thereon (including, without limitation, any and all liquor licenses); all warranties and guaranties for the Property; all contracts, contract rights, agreements, commitments, undertakings and arrangements relating to the construction, construction management, use, operation or management of the Property or any business on the Property (including, without limitation, any maintenance, repair or other service contracts relating to the Property, and any modification, replacement, renewal or extension thereof); and all 1-800 and other telephone numbers, as well as related intangible assets.

4. All existing and future right, title, and interest of Borrower in and to the name and style by which the Land and/or the Improvements is known, including trademarks and trade names relating thereto.

5. All existing and future right, title, and interest of Borrower in, to, and under all architectural and engineering plans, specifications, drawings, maps, surveys, reports, permits, licenses, architectural, engineering and construction contracts, books of account, insurance policies, and other documents of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale, or operation of the Land and/or the Improvements.

6. All existing and future interests, estates, or other claims or demands, in law and in equity, which Borrower now has or may hereafter acquire in the Land, the Improvements, or the personal property described in this Exhibit B.

7. All existing and future right, title, and interest owned by Borrower in and to all options to purchase or lease the Land, the Improvements, or any other personal property described in this Exhibit B, or any portion thereof or interest therein, and in and to any greater estate in the Land, the Improvements, or any of the personal property described in this Exhibit B.

8. All of the estate, interest, right, title, other claim or demand, both in law and in equity, including claims or demands with respect to the proceeds of insurance relating thereto, which Borrower now has or may hereafter acquire in the Land, the Improvements, or any of the personal property described in this Exhibit B, or any portion thereof or interest therein, and any and all awards made for the taking by eminent domain, or by any proceeding or purchase in lieu thereof, of the whole or any part of such property, including without limitation, any award resulting from a change of any streets (whether as to grade, access, or otherwise) and any award for severance damages.

9. All existing and future right, title, and interest of Borrower in and to all contracts, permits, certificates, licenses, approvals, utility deposits, utility capacity, and utility rights issued, granted, agreed upon, or otherwise provided by any governmental or private authority, person or entity relating to the ownership, development, construction, operation, maintenance, marketing, sale, or use of the Land and/or the Improvements, including all of the Borrower’s rights and privileges hereto or hereafter otherwise arising in connection with or pertaining to the Land and/or the Improvements, including, without limiting the generality of the foregoing, all water and/or sewer capacity, all water, sewer and/or other utility deposits or prepaid fees, and/or all water and/or sewer and/or other utility tap rights or other utility rights, any right or privilege of Borrower under any loan commitment, lease, contract, Declaration of Covenants, Restrictions and Easements or like instrument, Developer’s Agreement, or other agreement with any third party pertaining to the ownership, development, construction, operation, maintenance, marketing, sale, or use of the Land and/or the Improvements.

10.  All existing and future right, title and interest of Borrower in and to all building materials, equipment, work in progress, and other personal property of any kind, whether stored on the Land or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into, or installed in or about the Land or Improvements.

AND ALL PROCEEDS AND PRODUCTS OF THE FOREGOING PERSONAL PROPERTY DESCRIBED IN THIS EXHIBIT B.

A PORTION OF THE ABOVE DESCRIBED GOODS ARE OR ARE TO BE AFFIXED TO THE REAL PROPERTY DESCRIBED IN EXHIBIT A.

THE BORROWER IS THE RECORD TITLE HOLDER AND OWNER OF THE REAL PROPERTY DESCRIBED IN EXHIBIT A.

Exhibit C

PERMITTED ENCUMBRANCES

Those certain exceptions to title as specifically set forth in Schedule B, Part I, of that certain Pro Forma Title Policy dated April 3, 2006 issued by First American Title Insurance Company respecting the Property, Order/File No. FA-C-198384c-ORL

Exhibit D

DOCUMENTS

1.	Promissory Note dated April 3, 2006, by PH Hotel Partners, LP, AH Hotel Partners, LP, HMA Hotel Partners, LP, and CM Hotel Partners, LP

2.	Deed of Trust and Security Agreement (PH) dated April 3, 2006, granted by PH Hotel Partners, LP

3.	Mortgage (AH) dated April 3, 2006, granted by AH Hotel Partners, LP

4.	Mortgage and Security Agreement (HMA) dated April 3, 2006, granted by HMA Hotel Partners, LP

5.	Deed of Trust and Security Agreement (CM) dated April 3, 2006, granted by CM Hotel Partners, LP

6.	Assignment of Leases and Rents (PH) dated April 3, 2006, by PH Hotel Partners, LP

7.	Assignment of Leases and Rents (AH) dated April 3, 2006, by AH Hotel Partners, LP

8.	Assignment of Leases and Rents (HMA) dated April 3, 2006, by HMA Hotel Partners, LP

9.	Assignment of Leases and Rents (CM) dated April 3, 2006, by CM Hotel Partners, LP

10.	Assignment of Agreements (PH) dated April 3, 2006, by PH Hotel Partners, LP

11.	Assignment of Agreements (AH) dated April 3, 2006, by AH Hotel Partners, LP

12.	Assignment of Agreements (HMA) dated April 3, 2006, by HMA Hotel Partners, LP

13.	Assignment of Agreements (CM) dated April 3, 2006, by CM Hotel Partners, LP

14.	Pledge Agreement (PH) dated April 3, 2006, by AH Tenant Corporation and PH Hotel Partners, LP

15.	Pledge Agreement (AH) dated April 3, 2006, by AH Tenant Corporation and AH Hotel Partners, LP

16.	Pledge Agreement (HMA) dated April 3, 2006, by AH Tenant Corporation and HMA Hotel Partners, LP

17.	Pledge Agreement (CM) dated April 3, 2006, by AH Tenant Corporation and CM Hotel Partners, LP

18.	Environmental and ERISA Indemnity (PH) dated April 3, 2006, by PH Hotel Partners, LP, CNL Hospitality Partners, LP, and Hilton Hotels Corporation

19.	Environmental and ERISA Indemnity (AH) dated April 3, 2006, by AH Hotel Partners, LP, CNL Hospitality Partners, LP, and Hilton Hotels Corporation

20.	Environmental and ERISA Indemnity (HMA) dated April 3, 2006, by HMA Hotel Partners, LP, CNL Hospitality Partners, LP, and Hilton Hotels Corporation

21.	Environmental and ERISA Indemnity (CM) dated April 3, 2006, by CM Hotel Partners, LP, CNL Hospitality Partners, LP, and Hilton Hotels Corporation

22.	Land Use Certification (PH) dated April 3, 2006, by PH Hotel Partners, LP

23.	Land Use Certification (AH) dated April 3, 2006, by AH Hotel Partners, LP

24.	Land Use Certification (HMA) dated April 3, 2006, by HMA Hotel Partners, LP

25.	Land Use Certification (CM) dated April 3, 2006, by CM Hotel Partners, LP

26.	ERISA Certification dated April 3, 2006, by PH Hotel Partners, LP

27.	ERISA Certification dated April 3, 2006, by PH Hotel GP, LLC

28.	ERISA Certification dated April 3, 2006, by AH Hotel Partners, LP

29.	ERISA Certification dated April 3, 2006, by AH Hotel GP, LLC

30.	ERISA Certification dated April 3, 2006, by AH Tenant Corporation

31.	ERISA Certification dated April 3, 2006, by HMA Hotel Partners, LP

32.	ERISA Certification dated April 3, 2006, by HMA Hotel GP, LLC

33.	ERISA Certification dated April 3, 2006, by CM Hotel Partners, LP

34.	ERISA Certification dated April 3, 2006, by CM Hotel GP, LLC

35.	ERISA Certification dated April 3, 2006, by CNL HHC Partners, LP

36.	ERISA Certification dated April 3, 2006, by CNL Hospitality Partners, LP

37.	ERISA Certification dated April 3, 2006, by CNL HHC, LLC

38.	ERISA Certification dated April 3, 2006, by CNL Hotels & Resorts, Inc.

39.	ERISA Certification dated April 3, 2006, by CNL Hospitality GP Corp.

40.	ERISA Certification dated April 3, 2006, by Hilton Hotels Corporation

41.	UCC-1 Financing Statement (PH) PH Hotel Partners, LP (filed in Delaware)

42.	UCC-1 Financing Statement (PH) PH Hotel Partners, LP (recorded in Oregon)

43.	UCC-1 Financing Statement (PH) AH Tenant Corporation (filed in Delaware)

44.	UCC-1 Financing Statement (PH) AH Tenant Corporation (recorded in Oregon)

45.	UCC-1 Financing Statement (AH) AH Hotel Partners, LP (filed in Delaware)

46.	UCC-1 Financing Statement (AH) AH Hotel Partners, LP (recorded in Michigan)

47.	UCC-1 Financing Statement (AH) AH Tenant Corporation (filed in Delaware)

48.	UCC-1 Financing Statement (AH) AH Tenant Corporation (recorded in Michigan)

49.	UCC-1 Financing Statement (HMA) HMA Hotel Partners, LP (filed in Delaware)

50.	UCC-1 Financing Statement (HMA) HMA Hotel Partners, LP (recorded in Florida)

51.	UCC-1 Financing Statement(HMA) AH Tenant Corporation (filed in Delaware)

52.	UCC-1 Financing Statement(HMA) AH Tenant Corporation (recorded in Florida)

53.	UCC-1 Financing Statement (CM) CM Hotel Partners, LP (filed in Delaware)

54.	UCC-1 Financing Statement (CM) CM Hotel Partners, LP (recorded in California)

55.	UCC-1 Financing Statement (CM) AH Tenant Corporation (filed in Delaware)

56.	UCC-1 Financing Statement (CM) AH Tenant Corporation (recorded in California)

57.	Recourse Liabilities Guaranty dated April 3, 2006, by Hilton Hotels Corporation and CNL Hospitality Partners, LP

58.	Estoppel Certificate Operating Lease (PH) dated April 3, 2006, by AH Tenant Corporation and PH Hotel Partners, LP

59.	Estoppel Certificate Operating Lease (AH) dated April 3, 2006, by AH Tenant Corporation and AH Hotel Partners, LP

60.	Estoppel Certificate Operating Lease (HMA) dated April 3, 2006, by AH Tenant Corporation and HMA Hotel Partners, LP

61.	Estoppel Certificate Operating Lease (CM) dated April 3, 2006, by AH Tenant Corporation and CM Hotel Partners, LP

62.	Subordination Agreement (PH) dated April 3, 2006, by AH Tenant Corporation and PH Hotel Partners, LP

63.	Subordination Agreement (AH) dated April 3, 2006, by AH Tenant Corporation and AH Hotel Partners, LP

64.	Subordination Agreement (HMA) dated April 3, 2006, by AH Tenant Corporation and HMA Hotel Partners, LP

65.	Subordination Agreement (CM) dated April 3, 2006, by AH Tenant Corporation and CM Hotel Partners, LP

66.	Manager’s Consent and Subordination (PH) dated April 3, 2006, by Promos Hotels, Inc.

67.	Manager’s Consent and Subordination (AH) dated April 3, 2006, by Hilton Suites, Inc.

68.	Manager’s Consent and Subordination (HMA) dated April 3, 2006, by Hilton Hotels Corporation

69.	Manager’s Consent and Subordination (CM) dated April 3, 2006, by Hilton Hotels Corporation

70.	Lessee Security Agreement (PH) dated April 3, 2006, by AH Tenant Corporation

71.	Lessee Security Agreement (AH) dated April 3, 2006, by AH Tenant Corporation

72.	Lessee Security Agreement (HMA) dated April 3, 2006, by AH Tenant Corporation

73.	Lessee Security Agreement (CM) dated April 3, 2006, by AH Tenant Corporation

74.	Embassy Suites Comfort Letter (PH) dated April 3, 2006 by Promos Hotels, Inc.

75.	Partnership Certificate dated April 3, 2006, respecting PH Hotel Partners, LP

76.	Partnership Certificate dated April 3, 2006, respecting AH Hotel Partners, LP

77.	Partnership Certificate dated April 3, 2006, respecting HMA Hotel Partners, LP

78.	Partnership Certificate dated April 3, 2006, respecting CM Hotel Partners, LP

79.	Partnership Certificate dated April 3, 2006, respecting CNL Hospitality Partners, LP

80.	Partnership Certificate dated April 3, 2006, respecting CNL HHC Partners, LP

81.	Corporate Certificate dated April 3, 2006, respecting AH Tenant Corporation

82.	Corporate Certificate dated April 3, 2006, respecting Hilton Hotels Corporation

83.	Corporate Certificate dated April 3, 2006, respecting CNL Hospitality GP Corp.

84.	LLC Certificate dated April 3, 2006, respecting CNL HHC, LLC

85.	LLC Certificate dated April 3, 2006, respecting AH Hotel GP, LLC

86.	LLC Certificate dated April 3, 2006, respecting PH Hotel GP, LLC

87.	LLC Certificate dated April 3, 2006, respecting HMA Hotel GP, LLC

88.	LLC Certificate dated April 3, 2006, respecting CM Hotel GP, LLC

89.	Cash Management/Clearing Account Agreements (if any) (PH)

90.	Cash Management/Clearing Account Agreements (if any) (AH)

91.	Cash Management/Clearing Account Agreements (if any) (HMA)

92.	Cash Management/Clearing Account Agreements (if any) (CM)

93.	Anti-Coercion Statement (PH) dated April 3, 2006 by PH Hotel Partners, LP

94.	Anti-Coercion Statement (AH) dated April 3, 2006 by AH Hotel Partners, LP

95.	Anti-Coercion Statement (HMA) dated April 3, 2006 by HMA Hotel Partners, LP

96.	Anti-Coercion Statement (CM) dated April 3, 2006 by CM Hotel Partners, LP